UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

DESTINATION MATERNITY CORPORATION

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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456 North Fifth Street

Philadelphia, Pennsylvania 19123

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

January 24, 2014

To the Stockholders of Destination Maternity Corporation:

The Annual Meeting of Stockholders of Destination Maternity Corporation, a Delaware corporation (the “Company”), will be held at 9:15 a.m. Eastern Standard Time, on January 24, 2014 at 3000 Two Logan Square, 18th & Arch Streets, Philadelphia, Pennsylvania 19103, for the following purposes:

1.	To elect eight directors of the Company;

2.	To ratify the action of the Audit Committee of the Board of Directors in appointing KPMG LLP (“KPMG”) as independent registered public accountants to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 2014 and the Company’s internal control over financial reporting as of September 30, 2014;

3.	To hold an advisory vote on executive compensation; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only holders of the Company’s common stock at the close of business on December 2, 2013 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Such stockholders may vote in person or by proxy. The stock transfer books of the Company will not be closed. The accompanying form of proxy is solicited by the Board of Directors of the Company.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOCKERS TO BE HELD ON JANUARY 24, 2014:

The Notice of Annual Meeting, Proxy Statement and Annual Report are available at http://investor.destinationmaternity.com.

By Order of the Board of Directors

Edward M. Krell

Chief Executive Officer

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED ENVELOPE, ENCLOSED FOR YOUR CONVENIENCE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY ALSO VOTE YOUR SHARES BY TELEPHONE OR THROUGH THE INTERNET BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE PROXY CARD. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY BY WRITTEN NOTICE AT THAT TIME.

December 13, 2013

PROXY STATEMENT

456 North Fifth Street

Philadelphia, Pennsylvania 19123

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

January 24, 2014

This proxy statement, which is first being mailed to stockholders on approximately December 13, 2013, is furnished in connection with the solicitation by the Board of Directors of Destination Maternity Corporation (the “Company”) of proxies to be used at the 2013 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held at 9:15 a.m., Eastern Standard Time, on January 24, 2014 at 3000 Two Logan Square, 18th & Arch Streets, Philadelphia, Pennsylvania 19103, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed and returned prior to voting at the meeting, the shares of the Company’s common stock (“Common Stock”) represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of the Common Stock represented thereby will be voted for the election of the nominees for director named below, for the ratification of the appointment of KPMG LLP as independent registered public accountants, and in support of management on such other business as may properly come before the Annual Meeting or any adjournments thereof. Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a stockholder cast in person at the Annual Meeting. All references herein to the Company’s fiscal years refer to the fiscal year ended on September 30 in the year mentioned. For example, the Company’s fiscal year 2013 ended on September 30, 2013.

VOTING

Holders of record of Common Stock on December 2, 2013 will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, there were 13,661,127 shares of Common Stock outstanding and entitled to vote. The presence, in person or by proxy, of holders of Common Stock entitled to cast at least a majority of the votes which all holders of the Common Stock are entitled to cast will constitute a quorum for purposes of the transaction of business. Each share of Common Stock entitles the holder thereof to one vote on the election of each of the nominees for director and on any other matter that may properly come before the Annual Meeting. Stockholders are not entitled to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast and votes may be cast in favor of or withheld from each director nominee. Votes that are withheld from a director nominee will be excluded entirely from the vote for such nominee and will have no effect thereon.

Abstentions and broker non-votes (described below) are counted in determining whether a quorum is present. Abstentions with respect to any proposal other than the election of directors (Proposal 1) will have the same effect as votes against the proposal, because, in the case of all other proposals approval requires a vote in favor of the proposal by a majority of the shares entitled to vote present at the Annual Meeting in person or represented by proxy. A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals and the broker does not have discretionary authority to vote in the absence of instructions. Brokers are entitled to vote uninstructed shares with respect to the ratification of the selection of independent registered public accountants, but brokers are not entitled to vote uninstructed shares with respect to other matters. Broker non-votes are not considered to be shares “entitled to vote” (other than for quorum purposes), and will therefore have no effect on the outcome of any of the matters to be voted upon at the Annual Meeting.

The cost of solicitation of proxies by the Board of Directors will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or facsimile and, in addition, directors, officers and regular employees of the Company may solicit proxies by such methods without additional remuneration. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. The Company will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such proxy materials to the beneficial owners of the Common Stock.

CORPORATE GOVERNANCE

Board of Directors Leadership Structure

The Board of Directors’ policy is that the roles of the Non-Executive Chair of the Board of Directors and the Chief Executive Officer should be separate and should not be held simultaneously by the same individual, thus enabling the Board of Directors to benefit from independent leadership. Mr. Arnaud Ajdler, an independent director, has served as the Non-Executive Chairman of the Board of Directors since the Company’s 2010 Annual Meeting. If reelected it is expected that Mr. Ajdler will continue to serve as the Company’s Non-Executive Chair of the Board of Directors.

Inasmuch as the Non-Executive Chair of the Board of Directors is independent, the Board of Directors does not believe that a lead director is currently necessary. However, the Board of Directors in executive session would establish a lead director in the event of the need for emergency succession actions with respect to either or both the Non-Executive Chair and the Chief Executive Officer or for other purposes as the Board of Directors may determine. The independent directors who chair the Company’s Audit, Compensation, and Nominating and Corporate Governance Committees also provide leadership to the Board of Directors in their assigned areas of responsibility. The Board of Directors believes its current structure and operation as described here properly safeguard the independence of the Board of Directors.

Corporate Governance Principles

We maintain Corporate Governance Principles that provide a structure within which directors and management can effectively pursue the Company’s objectives for the benefit of its stockholders. Our Corporate Governance Principles are available on the Company’s investor website at http://investor.destinationmaternity.com or are available to our stockholders by writing to our Secretary at the following address: Destination Maternity Corporation, Attention: Secretary, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics is designed to promote the highest standards of business conduct in our relationships with each other and with our customers, suppliers and others. The Code of Business Conduct and Ethics contains basic principles to guide directors, officers and employees of our Company. Our Code of Business Conduct and Ethics is available on the Company’s investor website at http://investor.destinationmaternity.com or is available to our stockholders by writing to our Secretary at the following address: Destination Maternity Corporation, Attention: Secretary, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

Board of Directors Independence

The Company’s Corporate Governance Principles require that a majority of the Company’s directors be independent. The Nasdaq Stock Market listing standards require that a majority of the Company’s directors be independent and that the Audit, Compensation, and Nominating and Corporate Governance Committees be comprised entirely of independent directors. The Board of Directors has adopted standards to assist it in making the annual determination of each director’s independence status. These director independence standards, which are set forth in our Corporate Governance Principles, are consistent with the Nasdaq listing standards. A director will be considered “independent” if he or she meets the requirements of our director independence standards and the independence criteria in the Nasdaq listing standards.

The Board of Directors has affirmatively determined that all of the Company’s current and nominee directors, except Mr. Krell, have no direct or indirect material relationship with the Company and satisfy the requirements to be considered independent.

The Board of Directors has determined that each of the Company’s current Audit, Compensation, and Nominating and Corporate Governance Committees is composed solely of independent directors. Independence for Audit Committee purposes requires compliance with applicable independence rules of the Securities and Exchange Commission (the “SEC”) in addition to the Nasdaq listing standards. In making the independence determinations for the Board of Directors and its committees, the Board of Directors reviewed all of the directors’ relationships with the Company. This review is based primarily on a review of the responses of the directors to questions regarding employment, business, family, compensation and other relationships with the Company and its management.

None of the members of the Compensation Committee is currently or has been an officer or employee of the Company. No interlocking relationship exists between any member of the Company’s Board of Directors or compensation committee of any other company.

The Board of Directors and

Committee Meetings

During fiscal year 2013, the Board of Directors held four meetings that were called and held in person and one meeting that was called and held telephonically. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board of Directors on which he or she served.

We expect all of our directors to attend the annual meetings of stockholders. All of our current directors attended last year’s annual meeting of stockholders.

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee. During fiscal year 2013, the Audit Committee, which currently consists of Mr. Barry Erdos, Chair, Mr. Michael J. Blitzer, Mr. Joseph Goldblum, and Mr. William A. Schwartz, Jr., held five meetings that were called and held in person and six meetings that were called and held telephonically. Mr. Erdos is designated as the “audit committee financial expert.” Mr. Erdos has no direct or indirect material relationship with the Company and satisfies the requirements to be considered independent. The function of the Audit Committee is to assist the Board of Directors in preserving the integrity of the financial information published by the Company through the review of financial and accounting controls and policies, financial reporting requirements, alternative accounting principles that could be applied and the quality and effectiveness of the independent registered public accountants. The Audit Committee’s charter is posted on the Company’s investor website.

Compensation Committee. During fiscal year 2013, the Compensation Committee, which currently consists of Mr. B. Allen Weinstein, Chair, Mr. Ajdler, and Mr. Erdos, held two meetings that were called and held in person and two meetings that were called and held telephonically. The Compensation Committee considers recommendations of the Company’s management regarding compensation, bonuses and fringe benefits of the executive officers of the Company, and determines whether the recommendations of management are consistent with general policies, practices, and compensation scales established by the Board of Directors. In addition, the Compensation Committee administers the Company’s equity-based compensation plans. The Compensation Committee also reviews, and discusses with management, the Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s annual proxy statement or annual report, as applicable, and determines whether to recommend to the Board of Directors that the CD&A be included in the proxy statement or annual report. The Compensation Committee’s charter is posted on the Company’s investor website.

Nominating and Corporate Governance Committee. During fiscal year 2013, the Nominating and Corporate Governance Committee, which currently consists of Ms. Melissa Payner-Gregor, Chair, Mr. Ajdler, and

Mr. Goldblum, held two meetings that were called and held telephonically. The Nominating and Corporate Governance Committee functions include establishing the criteria for selecting candidates for nomination to the Board of Directors, actively seeking candidates who meet those criteria, and making recommendations to the Board of Directors of nominees to fill vacancies on, or as additions to, the Board of Directors.

The Nominating and Corporate Governance Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its stockholders. It is the Nominating and Corporate Governance Committee’s policy to consider Director nominees in a manner that seeks to produce the best candidates with a diversity of qualities, backgrounds and complementary skills. Director nominees should have high-leadership business experience, knowledge about issues affecting the Company and the ability and willingness to apply sound and independent business judgment. The Nominating and Corporate Governance Committee applies the same criteria to nominees recommended by stockholders. Such recommendations should be submitted in writing to the attention of the Nominating and Corporate Governance Committee, c/o Destination Maternity Corporation, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123, and should not include self-nominations. The Nominating and Corporate Governance Committee’s charter is posted on the Company’s investor website.

Board of Directors Role in Risk Oversight

The Board of Directors takes an active role in risk oversight. The Board of Directors oversees the Company’s strategic planning and the risks inherent in the operation of its business. The Board of Directors administers its risk oversight function through the full Board of Directors and each of its committees. Management of the Company, which is responsible for day-to-day risk management, identifies and assesses the Company’s risks on a regular basis, and develops steps to mitigate and manage risks. The Board of Directors receives regular reports on management’s risk assessment and management process and exercises its risk oversight function by carefully evaluating the reports it receives from management and by making inquiries of management with respect to areas of particular interest. Each of the committees of the Board of Directors is responsible for oversight of risk management practices for categories of top risks relevant to their functions, as summarized below. The Board of Directors as a group also reviews risk management practices and a number of significant risks.

The Audit Committee assists the Board of Directors with its risk oversight in a variety of areas, including financial reporting, internal controls, and legal and regulatory compliance. The Audit Committee has oversight of the Company’s internal audit function and the Company’s Code of Business Conduct and Ethics. The Audit Committee also appoints the independent registered public accounting firm and approves the services it provides to the Company. The Compensation Committee oversees risk in connection with compensation programs, including incentive compensation plans and equity-based plans. The Nominating and Corporate Governance Committee oversees risk in connection with corporate governance practices. All of these committees make regular reports of their activities to the full Board of Directors.

Compensation of Directors

Commencing in fiscal year 2013, all meeting fees for non-employee directors were eliminated and, in lieu thereof, the basic non-employee director retainer was increased from $6,250 per quarter to $12,500 per quarter and the additional Committee and Committee Chair retainers have been revised as follows:

Position	Additional Quarterly Retainer ($)
	Former Policy	New Policy
Audit Committee Chair	2,500	3,750
Audit Committee Member	n/a	1,875

Compensation Committee Chair	1,250	3,750
Compensation Committee Member	n/a	1,250

Nominating and Corporate Governance Committee Chair	1,250	2,500
Nominating and Corporate Governance Committee Member	n/a	1,250

The additional retainer payable to our Non-Executive Chairman remains unchanged at $6,250 per quarter. Members of our Board of Directors continue to be reimbursed for their reasonable travel expenses incurred to attend meetings of our Board of Directors or Committees of the Board of Directors on which they serve.

Upon conclusion of each Annual Meeting of Stockholders, the Company continues to grant each non-employee director 4,000 shares of restricted stock that will vest on the earlier of: (1) one year from the date of grant, or (2) one day before the Company’s next Annual Meeting of Stockholders, subject to acceleration in the event of the non-employee director’s death or disability or upon a change in control of the Company.

Further, our Non-Executive Chairman received the following additional compensation: (a) an additional retainer of $6,250 per quarter (as noted above, this additional retainer is unchanged from the prior policy); and (b) an additional 2,000 shares of restricted stock granted upon election or reelection of the Non-Executive Chairman to that position by the Board of Directors following the Annual Meeting of Stockholders each year, which shares vest on the earlier of: (1) one year from the date of grant, or (2) one day before the Company’s next Annual Meeting of Stockholders, subject to acceleration in the event of the Non-Executive Chairman’s death or disability or upon a change in control of the Company.

Also in fiscal year 2013, the Board of Directors adopted equity ownership guidelines for non-employee directors pursuant to which all non-employee directors are expected to hold equity in the Company having a total value equal to $150,000 (which is three times the annual cash non-employee director retainer). Existing directors will have three years from October 1, 2012 to attain the required level of equity ownership. Directors first elected after October 1, 2012 will have three years from the date of election to the Board of Directors to attain the required level of equity ownership. Progress toward meeting the guidelines will be presented to the Board of Directors at least annually in such manner as requested by the Board of Directors. The guidelines shall be administered and interpreted by the Compensation Committee. Currently all of our non-employee directors hold Company equity in excess of $150,000.

While the changes described above increased the annual total compensation that each of our non-employee directors received in fiscal year 2013, the increase in such total compensation from fiscal year 2012 to fiscal year 2013 was mostly attributable to the increase in the value of the Company’s Common Stock. Because non-employee directors receive a fixed number of shares of restricted stock each year, the annual total compensation for such directors will fluctuate based on the value of our Common Stock on the applicable grant date. The Board of Directors believes that the revised policy is more in keeping with current market practices.

The full text of the revised Non-Employee Director Compensation Policy & Equity Ownership Guidelines is posted on our investor website at http://investor.destinationmaternity.com.

In fiscal year 2013 our non-employee directors received the following compensation:

Name	Fees earned or paid in cash ($)	Stock awards ($) (1)	Total ($)
Arnaud Ajdler	85,000	137,880	222,880
Michael J. Blitzer	39,292	91,920	131,212
Barry Erdos	77,500	91,920	169,420
Joseph A. Goldblum	62,500	91,920	154,420
Melissa Payner-Gregor	65,000	91,920	156,920
William A. Schwartz, Jr.	57,500	91,920	149,420
B. Allen Weinstein	70,000	91,920	161,920

(1)	Upon conclusion of the Annual Meeting of Stockholders on January 25, 2013, the Company granted each non-employee director who was serving on the Board of Directors at that time 4,000 shares of restricted Common Stock, and granted an additional 2,000 shares to Mr. Ajdler for his service as Non-Executive Chairman. The amounts in the column titled “Stock Awards” reflect the grant date fair values of awards made during fiscal year 2013, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”).

Stockholder Communications

Pursuant to the policy of the Board of Directors, all communications directed to the Board of Directors will be delivered to the Board of Directors. Stockholders may contact the Board of Directors by writing to them c/o Destination Maternity Corporation, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

Certain Relationships and Related Party Transactions

Our Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). Pursuant to the Company’s Code of Business Conduct and Ethics, information about transactions involving related parties is reviewed by the Audit Committee. It is the Company’s policy that all business decisions will reflect independent judgment and discretion, uninfluenced by considerations other than those honestly believed to be in the best interests of the Company and its stockholders. Any direct or indirect conflict of interest between the Company and any director, officer or employee is prohibited unless otherwise consented to by the General Counsel or the Audit Committee in accordance with the Code of Business Conduct and Ethics. Related parties include Company directors, nominees for director, and executive officers, as well as their immediate family members. Related party transactions include transactions, arrangements or relationships pursuant to which the judgment and discretion of a director, officer or employee is or may be influenced by considerations of personal gain or benefit, or gain or benefit to a third party, whether or not affiliated with the director, officer or employee.

When reviewing a related party transaction, the Audit Committee will use any process and review any information that it determines is appropriate. The Audit Committee takes into consideration all of the relevant facts and circumstances available to it, including (if applicable), but not limited to: (i) the material terms and conditions of the transaction or transactions; (ii) the related party’s relationship to the Company; (iii) the related party’s interest in the transaction, including their position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction; (iv) the approximate dollar value of the transaction; (v) the availability from other sources of comparable products or services; and (vi) an assessment of whether the transaction is on terms that are comparable to the terms available to us from an unrelated third party. All related party transactions will be disclosed in accordance with SEC rules.

In the event we become aware of a related party transaction that was not previously approved or ratified by the Audit Committee or management, we shall evaluate all options available, including ratification, revision or termination of the transaction.

To our knowledge, since the beginning of fiscal year 2013, no related party has had a material interest in any of our business transactions or relationships.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of December 4, 2013, except as otherwise noted, with respect to the beneficial ownership of shares of Common Stock by each person who is known to us to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, by each director or nominee for director, by each of the current named executive officers, and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting power and sole investment power.

	Common Stock
Name and Address of Beneficial Owner (a)	Amount and Nature of Beneficial Ownership (#)		Percent of Class (%)
Edward M. Krell	217,090	(b)	1.6%
Christopher F. Daniel	18,214	(c)	*
Judd P. Tirnauer	42,892	(d)	*
Ronald J. Masciantonio	19,356	(e)	*
Arnaud Ajdler	38,476	(f)	*
Michael J. Blitzer	8,000	(g)	*
Barry Erdos	24,000	(h)	*
Joseph A. Goldblum	81,098	(i)	*
Melissa Payner-Gregor	21,776	(j)	*
William A. Schwartz, Jr.	56,400	(k)	*
B. Allen Weinstein	20,000	(l)	*
FMR LLC	1,224,535	(m)	9.0%
82 Devonshire Street
Boston, MA 02109
Wellington Management Company, LLP	1,080,479	(n)	7.9%
280 Congress Street
Boston, MA 02210
Renaissance Technologies LLC	875,000	(o)	6.4%
800 Third Avenue
New York, NY 10022
MVP Distribution Partners	749,290	(p)	5.5%
201 King of Prussia Road
Suite 240
Radnor, PA 19087
BlackRock, Inc.	741,084	(q)	5.4%
40 East 52nd Street
New York, NY 10022
All directors and officers as a group (11 persons)	547,302	(r)	4.0%

*	Less than 1% of the outstanding Common Stock or less than 1% of the voting power.
(a)	Except as otherwise indicated, the address of each person named in the table is: c/o Destination Maternity Corporation, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.
(b)

Includes 48,109 shares purchasable upon exercise of stock options by Mr. Krell. Also includes 9,600 shares of unvested restricted stock from the March 3, 2011 grant of 16,000 shares, which shares vest in five equal annual installments beginning on March 3, 2012, 9,150 shares of unvested restricted stock from the March 6, 2012 grant of 18,299 shares, which shares vest in four annual installments beginning on November 18, 2012 as follows: 4,574 shares vested on November 18, 2012, and 4,575 shares vest on each of November 18, 2013, November 18, 2014, and November 18, 2015, 7,071 shares of unvested restricted stock from the November 16, 2012 grant of 9,427 shares, which shares vest in four annual installments beginning on November 16, 2013 as follows: 2,356 shares vest on November 16, 2013, and 2,357 shares vest on each of November 16, 2014, November 16, 2015, and November 16, 2016. Also includes 7,377 shares of unvested restricted stock granted to Mr. Krell on December 4, 2013, which shares vest in four annual installments beginning on December 4, 2014 as follows: 1,844 shares vest on each of December 4, 2014, December 4, 2015, and December 4, 2016, and 1,845 shares vest on December 4, 2017. For additional information regarding the equity held by Mr. Krell at the end of fiscal year 2013, please see the “Outstanding Equity Awards” table.
(c)	Includes 6,000 shares of unvested restricted stock from the June 1, 2011 grant of 10,000 shares, which shares vest in five equal annual installments beginning on June 1, 2012, 1,094 shares of unvested restricted stock from the November 18, 2011 grant of 2,188 shares, which shares vest in four equal annual installments beginning on November 18, 2012, and 3,535 shares of unvested restricted stock from the November 16, 2012 grant of 4,713 shares, which shares vest in four annual installments beginning on November 16, 2013 as follows: 1,178 shares vest on each of November 16, 2013, November 16, 2014, and November 16, 2015, and 1,179 shares vest on November 16, 2016. Also includes 3,893 shares of unvested restricted stock granted to Mr. Daniel on December 4, 2013, which shares vest in four annual installments beginning on December 4, 2014 as follows: 973 shares vest on each of December 4, 2014, December 4, 2015, and December 4, 2016, and 974 shares vest on December 4, 2017. For additional information regarding the equity held by Mr. Daniel at the end of fiscal year 2013, please see the “Outstanding Equity Awards” table.
(d)	Includes 8,000 shares purchasable upon exercise of stock options by Mr. Tirnauer. Also includes 6,000 shares of unvested restricted stock from the March 3, 2011 grant of 10,000 shares, which grants each vest in five equal annual installments, 2,709 shares of unvested restricted stock from the November 18, 2011 grant of 5,417 shares, which shares vest in four annual installments beginning on November 18, 2012 as follows: 1,354 shares vest on each of November 18, 2012, November 18, 2013, and November 18, 2014, and 1,355 shares vest on November 18, 2015, and 3,457 shares of unvested restricted stock from the November 16, 2012 grant of 4,609 shares, which shares vest in four annual installments beginning on November 16, 2013 as follows: 1,152 shares vest on each of November 16, 2013, November 16, 2014, and November 16, 2015, and 1,153 shares vest on November 16, 2016. Also includes 3,552 shares of unvested restricted stock granted to Mr. Tirnauer on December 4, 2013, which shares vest in four equal annual installments beginning on December 4, 2014. For additional information regarding the equity held by Mr. Tirnauer at the end of fiscal year 2013, please see the “Outstanding Equity Awards” table.
(e)	Includes 6,000 shares purchasable upon exercise of stock options by Mr. Masciantonio. Also includes 4,800 shares of unvested restricted stock from the March 3, 2011 grant of 8,000 shares, which grants each vest in five equal annual installments, 2,134 shares of unvested restricted stock from the November 18, 2011 grant of 4,267 shares, which shares vest in four annual installments beginning on November 18, 2012 as follows: 1,066 shares vested on November 18, 2012, and 1,067 shares vest on each of November 18, 2013, November 18, 2014, and November 18, 2015, and 3,143 shares of unvested restricted stock from the November 16, 2012 grant of 4,190 shares, which shares vest in four annual installments beginning on November 16, 2013 as follows: 1,047 shares vest on each of November 16, 2013 and November 16, 2015, and 1,048 shares vest on each of November 16, 2014 and November 16, 2016. Also includes 3,279 shares of unvested restricted stock granted to Mr. Masciantonio on December 4, 2013, which shares vest in four annual installments beginning on December 4, 2014 as follows: 819 shares vest on December 4, 2014, and 820 shares vest on each of December 4, 2015, December 4, 2016, and December 4, 2017. For additional information regarding the equity held by Mr. Masciantonio at the end of fiscal year 2013, please see the “Outstanding Equity Awards” table.
(f)	Includes 6,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Ajdler’s re-election as a director and appointment as Non-Executive Chairman of the Board of Directors, and 6,000 shares of unvested restricted stock granted to Mr. Ajdler on January 25, 2013.
(g)	Includes 4,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Blitzer’s re-election as a director, and 4,000 shares of unvested restricted stock granted to Mr. Blitzer on January 25, 2013.
(h)	Includes 4,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Erdos’s re-election as a director, and 4,000 shares of unvested restricted stock granted to Mr. Erdos on January 25, 2013.
(i)

Includes 4,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Goldblum’s re-election as a director, and 4,000 shares of unvested restricted stock granted to Mr. Goldblum on January 25, 2013. Also includes 14,020 shares owned by G-II Family Partnership L.P. Mr. Goldblum is general partner of G-II Family Partnership L.P. and may be deemed to be a beneficial owner of such shares. Also includes 32,400 shares held as custodian or in trust for members of Mr. Goldblum’s family, and 990 shares owned by his wife.
(j)	Includes 4,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Ms. Payner-Gregor’s re-election as a director, and 4,000 shares of unvested restricted stock granted to Ms. Payner-Gregor on January 25, 2013.
(k)	Includes 26,000 shares purchasable upon exercise of stock options by Mr. Schwartz. Also includes 4,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Schwartz’s re-election as a director, and 4,000 shares of unvested restricted stock granted to Mr. Schwartz on January 25, 2013.
(l)	Includes 4,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Weinstein’s re-election as a director, and 4,000 shares of unvested restricted stock granted to Mr. Weinstein on January 25, 2013.
(m)	Information is based on the Schedule 13G/A filed with the SEC on February 14, 2013. According to that filing, FMR LLC (“FMR”) beneficially owns all of the shares specified on the above table as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR, through its control of Fidelity Management & Research Company (a wholly-owned subsidiary of FMR), and the funds each has sole dispositive power with respect to all of the shares. Neither FMR, nor Edward C. Johnson 3d, as Chairman of FMR, has sole voting power with respect to the shares, which power resides with the funds’ Boards of Trustees. Includes shares owned by Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR, who is the beneficial owner of 390,799 shares as a result of serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR, through its control of PGATC, each has sole dispositive power with respect to all of the shares beneficially owned by PGATC.
(n)	Information is based on the Schedule 13G/A filed with the SEC on February 14, 2013. According to that filing, Wellington Management Company, LLP (“Wellington Management”), in its capacity as investment adviser, may be deemed to beneficially own all of the shares specified on the above table which are held of record by clients of Wellington Management.
(o)	Information is based on the Schedule 13G/A filed with the SEC on February 12, 2013. According to that filing, Renaissance Technologies LLC (“RTC”), and Renaissance Technologies Holdings Corporation (“RTHC”), because of RTHC’s majority ownership of RTC, beneficially own all of the shares specified on the above table. Also according to that filing, certain funds and accounts managed by RTC have the right to receive dividends and proceeds from the sale of the shares.
(p)	Information is based on the Schedule 13D/A filed with the SEC on June 19, 2006. According to that filing, Robert Brown, a general partner of MVP Distribution Partners and its affiliates, including Meridian Venture Partners, beneficially owns 167,884 shares of the Company’s Common Stock, which are not included in the above table. Mr. Brown, in his capacity as sole trustee and beneficiary of Venture Investment Management, Inc. Pension Plan, also beneficially owns 38,800 shares of the Company’s Company Stock, which are not included in the above table. In addition, Mr. Brown’s spouse, individually, beneficially owns 62,528 shares of the Company’s Common Stock, which are not included in the above table.
(q)	Information is based on the Form 13G filed with the SEC on January 30, 2013. According to that filing, BlackRock, Inc. (“Blackrock”), in its capacity as a parent holding company or control person, may be deemed to beneficially own all of the shares specified on the above table.
(r)	Includes the following number of shares purchasable upon exercise of stock options owned (or which may be deemed to be owned) by the following persons: Edward M. Krell—48,109, Judd P. Tirnauer—8,000, Ronald J. Masciantonio—6,000, and William A. Schwartz, Jr.—26,000. Also includes the following number of shares of unvested restricted stock owned (or which may be deemed to be owned) by the following persons: Edward M. Krell—33,198, Christopher F. Daniel—14,522, Judd P. Tirnauer—15,718, Ronald J. Masciantonio—13,356, Arnaud Ajdler—12,000, Michael J. Blitzer—8,000, Barry Erdos—8,000, Joseph A. Goldblum—8,000, Melissa Payner-Gregor—8,000, William A. Schwartz, Jr.—8,000, and B. Allen Weinstein—8,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership (on Form 3) and reports of changes in ownership of the Common Stock and other equity securities of the Company (on Forms 4 and 5). Reporting Persons are additionally required to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely upon a review of the copies of such reports furnished to us, all Section 16(a) reports for the fiscal year ended September 30, 2013 were timely filed, except Christopher Daniel filed a Form 4 late with respect to shares surrendered to the Company to pay applicable tax withholdings.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of our Board of Directors (the “Committee”) has developed and implemented compensation policies, plans and programs that seek to enhance our profitability, and thus stockholder value, by aligning the financial interests of our senior management with those of our stockholders. Our compensation arrangements are designed to attract and retain corporate officers and other key employees and to motivate them to perform to the full extent of their abilities, in the best long-term interests of our stockholders.

Composition of the Committee

The Committee currently consists of Mr. Weinstein, Chair, Mr. Ajdler, and Mr. Erdos. None of these individuals has ever been an officer or employee of the Company. Each member of the Committee is considered to be an “independent director” under Nasdaq rules and the rules of the SEC. The Report of the Compensation Committee is set forth below after this “Compensation Discussion and Analysis” section.

The Committee meets at least annually regarding compensation decisions. In fiscal year 2013, the Committee met four times.

Significant Corporate and Personnel Developments

Despite continued challenges in the general retail environment, fiscal year 2013 was a year of strong results and progress for the Company. We increased diluted earnings per share by 22% (from $1.46 for fiscal year 2012 to a record level of $1.78 for fiscal year 2013) and generated positive comparable sales results. The Company continued to generate strong free cash flow which it utilized to satisfy all of its remaining debt obligations during fiscal year 2013 as well as to increase its quarterly dividend. Based on the accomplishments described above, we were able to drive a strong increase in shareholder value during the fiscal year 2013, while continuing to make progress on other initiatives aimed at driving future growth (including our initiatives to enhance our merchandise assortments, merchandise presentation, store environment and customer experience). Nonetheless, as discussed in more detail below, our ambitious goals for fiscal year 2013 with respect to the Adjusted EBITDA metric were not fully achieved. Accordingly, consistent with the Committee’s stated philosophy of linking named executive officer compensation to performance, annual incentive payouts were delivered at less than target levels. The annual incentive payouts at a level below target in a fiscal year where we achieved a record level of earnings per share again demonstrates the Committee’s discipline in adhering to its pay-for-performance model, establishing rigorous performance goals and aligning the financial interests of management and stockholders.

It is the practice of the Committee to periodically review existing arrangements with our named executive officers to determine if such arrangements remain appropriate in the current commercial landscape. Whenever practicable, the Committee seeks to update existing arrangements to remove outdated terms and to otherwise ensure the arrangements remain effective and consistent with the best interests of our stockholders. In light of the substantial changes to Mr. Krell’s employment agreement in fiscal year 2012, no material changes to named executive officer agreements were undertaken in fiscal year 2013.

Consideration of Most Recent Stockholder Advisory Vote on Executive Compensation

During fiscal year 2013, we again conducted a “Say-On-Pay” stockholder advisory vote, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Committee appreciates that once again over 97% of the shares voting approved of our executive compensation and believes, therefore, that our stockholders are highly supportive of our executive compensation practices. Nevertheless, the Committee continues to refine our executive compensation practices in its ongoing effort to ensure that those practices support our corporate goals and values. This year we are again providing stockholders with an opportunity to express their views on this topic in another “Say-On-Pay” stockholder advisory vote.

Significant Actions Taken

Significant compensation related actions taken during fiscal year 2013 and thereafter include the following:

(1)	Adjustment of certain executive officers’ base salaries.

(2)	Approval of 2013 and 2014 annual equity awards.

(3)	Establishment of 2013 and 2014 annual incentive goals.

(4)	Approval of the payout of fiscal year 2013 annual incentive bonuses, to the extent earned based on pre-established goals.

(5)	Amendment of employment agreements for named executive officers other than Mr. Krell to increase target annual incentive opportunity from 50% of base salary to 60% of base salary and to provide certain automobile expense reimbursement benefits.

In addition to a discussion of our compensation philosophy in general, the following discussion highlights these specific decisions.

Total Compensation and Allocation Between Compensation Elements

Both the total amount of compensation paid to our named executive officers and the portion of total compensation represented by each element of compensation have been determined by the Committee with reference to each executive’s experience, capabilities, contributions and strategic importance, the pay levels for peer employees within the Company, the pay levels for similar positions at companies in our peer group and our performance as a whole. As further discussed below, in evaluating these considerations, the Committee during fiscal year 2013 received input from its compensation consultant, The Hay Group. The Committee retained The Hay Group, an outside executive compensation consulting firm, to assist it in evaluating the Company’s executive compensation practices for senior management personnel and in developing and refining the Company’s peer group. In particular, in fiscal year 2013, the Company engaged The Hay Group to validate and update the Company’s peer group and provide an updated study of the Company’s named executive officer compensation.

The input of The Hay Group was given substantial weight and, in general, the Committee did not increase an executive’s total compensation, or any element of an executive’s compensation, unless it concluded that such increase was necessary to conform to the relevant peer group median or, based on the independent judgment and experience of the Committee members, was necessary for a strategic reason (e.g. the retention of a key executive).

In fiscal year 2013, The Hay Group was paid $22,500 for executive compensation consulting to the Committee, and $2,000 for providing certain compensation benchmarking information to the Company with respect to executive compensation below the named executive officer level.

The Committee has concluded that the Hay Group’s work for us does not raise any conflict of interest. The Committee has also considered the independence of the Hay Group. Because of policies and procedures The Hay Group and the Committee have in place, the Committee is confident that the advice it receives from executive compensation consultants at The Hay Group is objective and not influenced by The Hay Group’s or its affiliates’ relationships with the Company or its officers. These policies and procedures include the following:

•	the consultants receive no incentive or other compensation based on the fees charged to the Company for other services provided by The Hay Group or any of its affiliates;

•	the consultants are not responsible for selling other The Hay Group or affiliate services to the Company;

•	The Hay Group’s professional standards prohibit the individual consultant from considering any other relationships The Hay Group or its affiliates may have with the Company in rendering his or her advice and recommendations;

•	the consultants have direct access to the Committee without management intervention;

•	the Committee has the sole authority to retain and terminate The Hay Group; and

•	the Committee evaluates the quality and objectivity of the services provided by The Hay Group each year and determines whether to continue to retain The Hay Group.

Benchmarking

The Hay Group identified the following companies as our “peers” in fiscal year 2013, both for purposes of benchmarking total compensation and individual pay elements:

Bebe Stores, Inc. Body Central Corp. Cache Inc. Cato Corp. Christopher & Banks Corporation Citi Trends, Inc. Coldwater Creek, Inc.	Destination XL Group Hot Topic, Inc. New York & Company, Inc. rue21, Inc. Shoe Carnival, Inc. Wet Seal, Inc. Zumiez Inc.

As noted above, The Hay Group was engaged by the Company to validate and update the Company’s peer group for compensation decisions related to fiscal year 2014 named executive officer compensation. Based on the The Hay Group’s report, the Company’s updated peer-group both for purposes of benchmarking total compensation and individual pay elements is comprised of the following companies:

Bebe Stores, Inc. Body Central Corp. Cato Corp. Christopher & Banks Corporation Citi Trends, Inc Destination XL Group Francesca’s Jos. A. Bank	. New York & Company, Inc. Pacific Sunwear rue21, Inc. Shoe Carnival, Inc. Stein Mart Wet Seal, Inc. Zumiez Inc.

Based on The Hay Group’s suggestion, Hot Topic, Inc. has been removed from the peer group as it is no longer publicly traded. Additionally, Cache and Coldwater Creek were removed from the peer group based on The Hay Group’s observations that Cache’s revenues and Coldwater Creek’s market capitalization fell below the desired parameters of the Company’s peer group. Although rue21 is no longer publicly traded, The Hay Group recommended that they remain included in the peer group for one more year because they have filed a 2013 proxy statement (The Hay Group report recognized that rue21 will be removed from the peer group next year).

The following entities were added to the peer group based on The Hay Group’s recommendation: (1) Francesca’s, (2) Jos. A. Bank, (3) Pacific Sunwear, and (4) Stein Mart. The Hay Group’s recommendation was based on its observation regarding the comparability of each company’s business focus and the fact that each company fell within the desired sizing parameters. With respect to Pacific Sunwear and Stein Mart, The Hay Group noted that such entities are also included in the Institutional Shareholder Services (“ISS”) peer group for the Company.

Participation of Management in the Compensation Process

Mr. Krell was consulted regularly by the Committee in fiscal year 2013 with respect to compensation decisions regarding, and the individual performance of, named executive officers other than himself. While his input in such matters is afforded substantial weight, the ultimate decision on all named executive officer compensation matters was made only by the Committee or the Board of Directors. The individual performance of Mr. Krell was evaluated by the Committee and the Board of Directors, without input from any employee.

At the request of the Committee, management assembles and distributes to the Committee, in advance of its meeting or meetings, information requested by the Committee to assist the Committee in its compensation decisions. Such information may include corporate financial data, historical compensation data (for us or members of our peer group) and information regarding the accounting, tax or legal consequences of proposed compensation arrangements, as prepared by internal personnel or external advisors.

Effect of Historical Contractual Arrangements

The Committee’s compensation decisions are made in light of our current and foreseeable future circumstances and with an eye toward conformity with perceived “best practices.” However, the Committee’s approach to compensation is also influenced by our existing contractual commitments to named executive officers, some of which originated many years ago. As previously referenced, when appropriate and practicable, the Committee will negotiate with named executive officers to update such “legacy” commitments to reflect changed circumstances or evolving commercial practices.

Elements of Compensation

The principal elements of our named executive officers’ compensation are: (1) base salary, (2) annual cash bonuses, (3) special or discretionary cash bonuses, (4) equity-based incentives, and (5) severance and change in control benefits.

Base Salary: The base salary of each named executive officer constitutes compensation for discharging such named executive officer’s job responsibilities and is intended to achieve comparability with the base salaries of senior executives at similar companies holding comparable positions, taking into account such factors as the individual executive’s experience, tenure and alternative employment opportunities.

Individual salary adjustments also take into account individual performance contributions for the year, as well as sustained performance contributions over a number of years and significant changes in responsibilities, if any. The assessment of individual performance is subjective and is not intended to correlate to specific corporate performance measures.

For fiscal year 2013, based on Mr. Krell’s recommendations and certain benchmarking information provided to the Committee by The Hay Group, the Committee approved annual base pay rate increases for each of Mr. Judd P. Tirnauer, the Company’s Executive Vice President & Chief Financial Officer, and Mr. Ronald J. Masciantonio, the Company’s Executive Vice President & General Counsel, with each such increase effective on December 1, 2012. Another rationale for increasing Mr. Masciantonio’s base salary was the added responsibilities that Mr. Masciantonio assumed as a result of his promotion to Executive Vice President, Chief Administrative Officer & General Counsel in November 2012. Mr. Tirnauer’s annual base salary rate was increased from $375,000 to $385,000, and Mr. Masciantonio’s annual base salary rate was increased from $320,000 to $360,000. The base salary rates for Mr. Krell and Mr. Daniel were unchanged for fiscal year 2013.

Base Salary Increases Made after Fiscal Year 2013: For fiscal year 2014, based on updated benchmarking provided to the Committee by The Hay Group and the application of its subjective judgment, the Committee approved annual base pay rate increases for each of the named executive officers, with each such increase effective on December 1, 2013. Mr. Krell’s annual base salary rate was increased from $750,000 to $800,000, Mr. Daniel’s annual base salary rate was increased from $525,000 to $535,000, Mr. Tirnauer’s annual base salary rate was increased from $385,000 to $405,000, and Mr. Masciantonio’s annual base salary rate was increased from $360,000 to $390,000.

Annual Bonuses: We pay annual bonuses in cash based on our achievement of corporate performance goals established by the Committee, with input from senior management. The target amount for each executive’s annual bonus is expressed as a percentage of the executive’s base salary for the fiscal year. Each executive’s target annual bonus and maximum annual bonus opportunity is set forth in his employment agreement. Other than Mr. Krell, each named executive officer’s target annual bonus was 50% of his base salary and his maximum annual bonus opportunity was 100% of his base salary for fiscal year 2013. For fiscal year 2014 and thereafter, the Committee has amended the applicable employment agreement for each named executive officer (other than Mr. Krell) such that the officer’s target annual bonus opportunity is 60% of his base salary with a maximum annual bonus opportunity of 120% of his base salary. Mr. Krell’s target annual bonus is 100% of his base salary and his maximum annual bonus opportunity is 200% of his base salary.

Each executive’s actual bonus payment may be lower or higher than the target amount, based on actual corporate performance relative to the specified goals. In determining the amount of the annual bonus payable to an executive when the applicable performance goals have been met, the Committee may exercise negative discretion to reduce the amount of such annual bonus to ensure that the amount ultimately paid is commensurate with the executive’s contribution to the Company’s performance.

The Committee has utilized this same annual bonus approach for several years, and the arrangement is codified as our “Management Incentive Program.”

For fiscal years 2013 and 2014, the Committee continued to use “Adjusted EBITDA” as the relevant performance metric for annual bonus purposes because it believes that continued profitability will be the key driver to increase stockholder value. For this purpose “Adjusted EBITDA” represents earnings before interest, taxes, depreciation and amortization, adjusted to exclude: (i) loss on impairment of tangible or intangible assets; (ii) gain or loss on disposal of assets; (iii) gain or loss from the early extinguishment, redemption or repurchase of debt, (iv) stock-based compensation expense and (v) the impact of any changes to accounting principles that become effective during the relevant year. In addition, Adjusted EBITDA excludes expenses incurred by the Company in connection with certain extraordinary, unusual or infrequently occurring events reported in the Company’s public filings (which includes, for fiscal year 2014, any expenses incurred by the Company in connection with the relocation of its corporate headquarters and distribution center facilities).

Fiscal Year 2013 Bonuses: With respect to fiscal year 2013 bonuses for named executive officers under the Management Incentive Program, on December 10, 2012 the Committee established that the level of Adjusted EBITDA which would yield 100% of target bonus was $54.9 million (a 10.1% increase from fiscal year 2012 Adjusted EBITDA of $49.9 million) and that the level of Adjusted EBITDA which would yield the maximum bonus payment (200% of target bonus) was $63.3 million (a 26.8% increase from fiscal year 2012 Adjusted EBITDA). The level of Adjusted EBITDA which would yield the threshold level of target bonus of 20% was $49.9 million (a 0% increase from fiscal year 2012 Adjusted EBITDA).

In November 2013, the Committee determined that the Company’s Adjusted EBITDA for fiscal year 2013 was $54.0 million (1.7% below the target level for Adjusted EBITDA and 8.2% above the Company’s actual Adjusted EBITDA for the 2012 fiscal year of $49.9 million). Based on the performance goals established by the Committee in December 2012, the Company’s Adjusted EBITDA for the 2013 fiscal year results in 85.2% of target bonus under the Management Incentive Program. Based on those results, the Committee certified the payment of annual incentive bonuses to the named executive officers at a rate of 85.2% of each executive’s target bonus amount under the Management Incentive Program.

Fiscal Year 2014 Bonuses: With respect to fiscal year 2014 bonuses for named executive officers under the Management Incentive Program, on December 12, 2013 the Committee established that the level of Adjusted EBITDA which would yield 100% of target bonus is $60.6 million (a 12.3% increase from fiscal year 2013 Adjusted EBITDA of $54.0 million) and that the level of Adjusted EBITDA which would yield the maximum bonus payment (200% of target bonus) is $68.5 million (a 26.8% increase from fiscal year 2013 Adjusted EBITDA). The level of Adjusted EBITDA which would yield the threshold level of target bonus of 20% is $54.0 million (a 0% increase from fiscal year 2013 Adjusted EBITDA).

Discretionary or Special Bonuses: In addition to maintaining an annual bonus program with payments tied to the achievement of pre-established corporate performance goals, the Committee may also authorize the payment of additional cash bonuses on a discretionary or special basis, to reward extraordinary corporate and/or individual accomplishments or to accomplish specific recruitment or retention objectives. There were no special or discretionary bonuses paid to our named executive officers with respect to fiscal year 2013.

Equity-Based Incentives: The Committee believes that equity awards, when appropriately structured, provide powerful long-term incentives and align the interests of the named executive officers with the interests of our stockholders. Accordingly, we continue to emphasize equity in the total compensation packages provided to our named executive officers.

Fiscal Year 2013 Awards: The equity grants made during fiscal year 2013 to our named executive officers included a mix of performance-vested restricted stock units (described below), time-vested restricted stock and time-vested options.

The total value of awards made to each named executive officer in fiscal year 2013 were approximately as follows: $750,000 for Mr. Krell, $375,000 for Mr. Daniel, $275,000 for Mr. Tirnauer, and $250,000 for Mr. Masciantonio. The aggregate size of awards made to Mr. Krell are determined in accordance with his Employment Agreement. For the other named executive officers, the Committee set the grant date fair value of awards to approximate the median grant date fair value of annual awards delivered by our peer group companies to their executives serving in comparable positions, as determined by The Hay Group. For Mr. Krell and Mr. Daniel, 25% of the value of these awards was in restricted stock, 25% of such value was in options and the remaining 50% of such value was in performance-based restricted stock units. For Mr. Tirnauer and Mr. Masciantonio, the value of these awards was evenly divided between time-vested restricted stock, time-vested options and performance-based restricted stock units. Each restricted stock and option award vests over a four year period.

Fiscal Year 2014 Awards: The equity grants made during fiscal year 2014 to our named executive officers also included a mix of performance-vested restricted stock units (described below), time-vested restricted stock and time-vested options.

The total value of awards made to each named executive officer in fiscal year 2014 were approximately as follows: $900,000 for Mr. Krell, $475,000 for Mr. Daniel, $325,000 for Mr. Tirnauer, and $300,000 for Mr. Masciantonio. The aggregate size of awards made to Mr. Krell are determined in accordance with his Employment Agreement. For the other named executive officers, the Committee set the grant date fair value of awards to approximate the median grant date fair value of annual awards delivered by our peer group companies to their executives serving in comparable positions as determined by The Hay Group. For Mr. Krell and Mr. Daniel, 25% of the value of these awards was in restricted stock, 25% of such value was in options and the remaining 50% of such value was in performance-based restricted stock units. For Mr. Tirnauer and Mr. Masciantonio, the value of these awards was evenly divided between time-vested restricted stock, time-vested options and performance-based restricted stock units. Each restricted stock and option award vests over a four year period.

Performance-Based Restricted Stock Unit Grants. In fiscal year 2012 the Committee introduced performance-based restricted stock units as a component of equity awards to the named executive officers to incorporate multi-year metrics into our executive compensation, to ensure that performance-based metrics are diversified and to enlarge the at-risk portion of our executive compensation.

For each of the fiscal year 2012, 2013 and 2014 awards, each performance-based restricted stock unit represents the right to receive one share of our common stock, upon satisfaction of specified performance conditions. In each case, the performance condition was based on the Company’s cumulative operating income for the three year period beginning with the start of the fiscal year of issuance (the “Performance Period”). The Committee chose operating income as a measure because it believed that there is a strong relationship between growth in operating income and growth in stockholder value.

For this purpose, the Committee determined that operating income will be adjusted to exclude: (i) any changes to accounting principles that become effective during the performance period; (ii) any expenses incurred by the Company in connection with certain extraordinary, unusual or infrequently occurring events reported in the Company’s public filings (which includes, for the fiscal year 2014 award, any expenses incurred by the Company in connection with the relocation of its corporate headquarters and distribution center facilities); (iii) gain or loss from the early extinguishment, redemption, or repurchase of debt; and (iv) gain or loss from all litigation and insurance claims and recoveries.

The following levels of cumulative operating income over the respective Performance Period will be used to determine the threshold, target and maximum performance-based restricted stock units earned for each grant:

Fiscal Year of RSU Grant	Performance Period (Fiscal Years)	Threshold Level ($)	Target Level ($)	Maximum Level ($)
2012	2012 through 2014	120,000,000	126,000,000	132,000,000
2013	2013 through 2015	109,582,000	120,535,000	132,201,000
2014	2014 through 2016	124,110,000	136,516,000	149,728,000

Furthermore, for the fiscal year 2012 grant, regardless of achievement of a given performance level as set forth above, all performance-based restricted stock units will be forfeited if operating income for fiscal year 2014 does not equal or exceed $38,244,000 (which was the Company’s Operating Income in fiscal year 2011). Additionally, for the fiscal year 2013 grant, regardless of achievement of a given performance level as set forth above, all performance-based restricted stock units will be forfeited if operating income for fiscal year 2015 does not equal or exceed $33,105,000 (which was the Company’s Operating Income in fiscal year 2012). Similarly, for the fiscal year 2014 grant, regardless of achievement of a given performance level as set forth above, all performance-based restricted stock units will be forfeited if operating income for fiscal year 2016 does not equal or exceed $37,494,000 (which was the Company’s Operating Income in fiscal year 2013).

The following table sets forth the threshold, target and maximum performance-based restricted stock units that may be earned by each named executive officer upon achievement of the above specified levels of cumulative operating income for each grant:

Named Executive Officer	Fiscal Year of RSU Grant	Threshold Level (#)	Target Level (#)	Maximum Level (#)
	2012	12,500	25,000	37,500
Edward M. Krell—	2013	9,427	18,854	28,281
Chief Executive Officer	2014	7,591	15,182	22,773

	2012	2,188	4,375	6,563
Christopher F. Daniel—	2013	4,714	9,427	14,141
President	2014	4,007	8,013	12,020

	2012	2,709	5,417	8,126
Judd P. Tirnauer—	2013	2,305	4,609	6,914
Executive Vice President & Chief Financial Officer	2014	1,828	3,655	5,483

	2012	2,134	4,267	6,401
Ronald J. Masciantonio—	2013	2,095	4,190	6,285
Executive Vice President & Chief Administrative Officer	2014	1,687	3,374	5,061

The Committee will interpolate to determine the performance-based restricted stock units earned for all levels of cumulative operating income above the threshold level but below the maximum level.

Any dividends declared on the shares of Company stock underlying the performance-based restricted stock units will be credited as additional performance-based restricted stock units based on the fair market value of the Company stock on the dividend record date. Those additional performance-based restricted stock units will be earned, if at all, on the same terms as the original performance-based restricted stock units.

Severance and Change in Control Benefits: The specific terms of our severance and change in control arrangements are discussed below under the heading “Potential Payments upon Termination or Change in Control.”

The Committee has noted the prevalence of severance and change in control arrangements among our peer companies and believes that such arrangements, when properly tailored, are appropriate and necessary. Specifically, the Committee has concluded that such commitments are required to retain the continued service of Mr. Krell, Mr. Masciantonio and Mr. Tirnauer and were required to recruit Mr. Daniel. Further, in the case of any potential change in control, the Committee has concluded that such commitments are necessary to enable our named executive officers to evaluate objectively the benefits to stockholders of the proposed transaction, notwithstanding any potential effects on their own job security.

The Committee also believes that reasonable severance and change in control benefits (1) should be established with reference to an executive’s position and current cash compensation opportunities, not with reference to his or her tenure, (2) should be conditioned upon execution of a release of claims against the employer and its affiliates, and (3) should be conditioned on the executive’s commitment not to compete for a reasonable period following any cessation of his or her employment.

In general, cash severance benefits are expressed as a function of each executive’s base salary (or base salary and target bonus) as in effect at the time of separation. However, in accordance with the 2012 restatement of his Employment Agreement, Mr. Krell’s cash severance is a fixed dollar amount (that declines over time depending on when the severance event occurs) rather than a multiple of his base salary and target bonus as in effect at the time of a severance event.

No named executive officer of the Company has a right to receive a tax gross-up related to the impact of the excise tax under Section  280G of the Internal Revenue Code.

Additional Compensation Information

Tax and Accounting Considerations Affecting Executive Compensation. We endeavor to design our equity incentive awards so that they are accounted for under standards governing equity-based arrangements and, more specifically, so that they are afforded fixed treatment under those standards. We generally attempt to structure our arrangements to maximize the tax deductibility of compensation, by taking advantage of performance-based exemptions to the limits of Section 162(m) of the Internal Revenue Code. However, the Committee reserves the right to approve compensation that is not fully deductible.

Compensation Risk Analysis. The Committee is keenly aware that compensation arrangements, if not properly structured, may encourage inappropriate risk-taking. In designing our compensation programs, the Committee seeks to mitigate such risk by:

(a)	providing a meaningful portion of total compensation in the form of equity incentives that are earned over multiple years (to encourage an appropriately long-term focus);

(b)	capping annual cash bonuses for named executive officers under the Management Incentive Program at 200% of base salary for Mr. Krell and 120% of base salary for other named executive officers (to provide appropriate balance between short- and long-term objectives); and

(c)	reserving the discretion to reduce annual bonuses otherwise payable under the Management Incentive Program (to allow recognition of the relationship between individual executive contributions and the achievement of specified performance metrics).

Moreover, while the Committee continues to evaluate the implementation of a formal stock ownership guideline for our management team, we note that Mr. Krell already maintains a substantial direct stock ownership position. We believe that this ownership position provides a significant incentive for Mr. Krell to ensure that his actions, and the actions of all those reporting to him, are focused on the creation of sustainable stockholder value and the avoidance of excessive risk.

The Committee continues to evaluate the implementation of a clawback policy and intends to adopt such a policy after the SEC provides further guidance on that issue.

REPORTS OF COMMITTEES OF THE BOARD OF DIRECTORS

Report of the Compensation Committee

We, the members of the Compensation Committee, have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
B. Allen Weinstein, Chair
Arnaud Ajdler
Barry Erdos

Report of the Audit Committee

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the Company’s audited consolidated financial statements for fiscal year 2013 with management;

•	Discussed with the Company’s independent registered public accountants matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard (“AS”) No. 16, Communications with Audit Committees, in connection with the audit of the Company’s consolidated financial statements for fiscal year 2013; and

•	Received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Audit Committee regarding independence, and has discussed with the independent registered public accountants its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC for the fiscal year ended September 30, 2013.

The Audit Committee
Barry Erdos, Chair
Michael J. Blitzer
Joseph A. Goldblum
William A. Schwartz, Jr.

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such report by specific reference.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information about all compensation earned during our fiscal years ended September 30, 2013, 2012 and 2011 by the individuals who served as our executive officers during that year (collectively referred to as the “named executive officers”):

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Non-Equity Incentive Plan Compensation ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Edward M. Krell—	2013	750,000		—	639,000	562,509	187,327	22,969	(2)	2,161,805
Chief Executive Officer	2012	750,000		—	—	746,292	211,224	27,883	(2)	1,735,399
	2011	733,333		—	190,667	354,080	400,418	23,683	(2)	1,702,181

Christopher F. Daniel—	2013	525,000		—	223,650	281,245	93,663	—		1,123,558
President	2012	525,000		—	—	104,067	27,773	—		656,840
	2011	175,000		—	22,812	206,200	363,084	61,432		828,528

Judd P. Tirnauer—	2013	383,333	(3)	—	163,191	183,346	91,583	4,505	(4)	825,958
Executive Vice President & Chief Financial Officer	2012 2011	375,000 367,750		— 45,084	— 47,808	168,144 221,300	68,766 200,209	2,730 700	(4) (4)	614,640 882,851

Ronald J. Masciantonio—	2013	353,333	(5)	—	150,083	166,678	83,261	980	(4)	754,335
Executive Vice President & Chief Administrative Officer	2012	320,000		—	—	132,448	54,169	525	(4)	507,142
	2011	312,500		27,500	40,625	177,040	150,157	—		707,822

(1)	The amounts in the columns titled “Stock Awards” and “Option Awards” reflect the grant date fair values of awards made during the identified fiscal year, as computed in accordance with FASB ASC Topic 718 and the assumptions stated in footnote #13 of our Form 10-K filed on December 13, 2013. These amounts include the expected value of performance-based restricted stock units newly issued during fiscal year 2013 (i.e. the value of the subject shares on the grant date at the target level of achievement), which for Mr. Krell is $375,006, for Mr. Daniel is $187,503, for Mr. Tirnauer is $91,673 and for Mr. Masciantonio is $83,339. The value of performance-based restricted stock units issued during fiscal year 2013 at the maximum level of achievement for each executive (based on the grant date stock price) would be: $562,509 for Mr. Krell, $281,264 for Mr. Daniel, $137,519 for Mr. Tirnauer, and $125,009 for Mr. Masciantonio. Please note that the performance period for the awards extends through the end of fiscal year 2015 and, accordingly, none of these restricted stock units have yet been earned. These amounts also include the grant date fair value of currently unearned performance-based restricted stock units issued during fiscal year 2012 at the target level of achievement. However, during fiscal year 2013, the Company determined pursuant to FASB ASC Topic 718 that such fiscal year 2012 award was unlikely to be earned, even at the threshold level.
(2)	The values shown for Mr. Krell under the heading “All Other Compensation” represent amounts paid by the Company for Mr. Krell’s automobile lease payments (limited to the portion estimated to represent personal use of such automobile), life insurance premiums, and disability insurance premiums.
(3)	The value shown for Mr. Tirnauer under the heading “Salary” is Mr. Tirnauer’s actual base salary earned for fiscal year 2013. His annual base salary rate, as in effect from December 1, 2012, was $385,000. Mr. Tirnauer’s current annual base salary rate, as in effect from December 1, 2013, is $405,000.
(4)	The value shown for Mr. Tirnauer and Mr. Masciantonio under the heading “All Other Compensation” represents the cash dividends received by them in the respective fiscal year on shares of previously granted Company restricted stock which shares did not have a fair value at the time of grant which assumed cash dividends.
(5)	The value shown for Mr. Masciantonio under the heading “Salary” is Mr. Masciantonio’s actual base salary earned for fiscal year 2013. His annual base salary rate, as in effect from December 1, 2012, was $360,000. Mr. Masciantonio’s current annual base salary rate, as in effect from December 1, 2013, is $390,000.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to each of our named executive officers during our fiscal year ended September 30, 2013.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Shares Underlying Options (#) (4)	Exercise Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)

		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward M. Krell	12/10/2012	150,000	750,000	1,500,000	—	—	—	—	—	—	—
	11/15/2012	—	—	—	9,427	18,854	28,281	—	—	—	375,006
	11/16/2012	—	—	—	—	—	—	9,427	—	—	187,503
	11/16/2012	—	—	—	—	—	—	—	23,230	19.89	187,327

Christopher F. Daniel	12/10/2012	52,500	262,500	525,000	—	—	—	—	—	—	—
	11/15/2012	—	—	—	4,714	9,427	14,141	—	—	—	187,503
	11/16/2012	—	—	—	—	—	—	4,713	—	—	93,742
	11/16/2012	—	—	—	—	—	—	—	11,615	19.89	93,663

Judd P. Tirnauer	12/10/2012	38,500	192,500	385,000	—	—	—	—	—	—	—
	11/15/2012	—	—	—	2,305	4,609	6,914	—	—	—	91,673
	11/16/2012	—	—	—	—	—	—	4,609	—	—	91,673
	11/16/2012	—	—	—	—	—	—	—	11,357	19.89	91,583

Ronald J. Masciantonio	12/10/2012	36,000	180,000	360,000	—	—	—	—	—	—	—
	11/15/2012	—	—	—	2,095	4,190	6,285	—	—	—	83,339
	11/16/2012	—	—	—	—	—	—	4,190	—	—	83,339
	11/16/2012	—	—	—	—	—	—	—	10,325	19.89	83,261

(1)	The amounts in the column under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” represent potential threshold, target and maximum bonuses available to the named executive officers under the Company’s Management Incentive Program. The term “Threshold” means the lowest non-zero amount that could be paid as a bonus under the applicable programs if a bonus is payable for the applicable fiscal year. The threshold is not a minimum bonus. There is no minimum bonus under the Company’s Management Incentive Program. If specified performance objectives are not met for the applicable fiscal year, no bonus is payable for that fiscal year.
(2)	The amounts in the column under “Estimated Future Payouts Under Equity Incentive Plan Awards” represent potential threshold, target and maximum performance-based restricted stock units available to the named executive officers based upon the Company’s performance over a three year period (as described above). The term “Threshold” means the lowest non-zero amount that could be delivered as restricted stock units based on the Company’s performance over a three-year performance period. The threshold is not a minimum amount payable or deliverable. If specified performance objectives are not met for the applicable performance period, no restricted stock unit is payable or deliverable for that performance period.
(3)	The amounts in the column under “All Other Stock Awards” represent shares of restricted stock that vest over time. The vesting schedule is described in the footnotes to the “Outstanding Equity Awards” table below. Dividends are paid on these shares of restricted stock on the same basis that dividends are payable with respect to our common stock generally, except that payment of dividends paid on unvested shares of restricted stock is deferred until vesting.
(4)	The amounts in the column under “All Other Option Awards” represent shares underlying options awarded, each of which vests over time. The vesting schedule is described in the footnotes to the “Outstanding Equity Awards” table below.
(5)	The amounts in the column under “Grant Date Fair Value of Stock and Option Awards” with respect to stock awards and option awards represent the fair value of the awards on the date of grant, as computed in accordance with applicable accounting standards and the assumptions stated in footnote #13 of our Form 10-K filed on December 13, 2013. The amounts in the column under “Grant Date Fair Value of Stock and Option Awards” with respect to performance-based restricted stock unit awards represent the expected value of the award, based on the target level of performance and the fair market value of our stock on the date of grant. The grant date value of these performance-based restricted stock units based on the fair market value of our stock on the date of grant and the maximum level of performance for each executive for these fiscal 2013 grants would be: $562,509 for Mr. Krell, $218,264 for Mr. Daniel, $137,519 for Mr. Tirnauer, and $125,009 for Mr. Masciantonio. Please note that the performance period for the awards extends through the end of fiscal year 2015 and, accordingly, none of these restricted stock units have yet been earned.

Outstanding Equity Awards

The following table sets forth unexercised stock options, stock that has not yet vested and equity incentive plan awards outstanding as of September 30, 2013, for each of our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (2)
Edward M. Krell (4)	80,000	—	—	6.870	09/29/2018	—	—	—	—
	12,000	24,000	—	11.890	01/29/2020	—	—	—	—
	16,000	24,000	—	22.130	03/03/2021	—	—	—	—
	7,151	21,453	—	18.200	03/06/2022	—	—	—	—
	—	23,230	—	19.890	11/16/2022	—	—	—	—
	—	—	—	—	—	32,752	1,041,514	21,927	697,279

Christopher F. Daniel (5)	16,000	24,000	—	20.620	06/01/2021	—	—	—	—
	—	3,755	—	14.510	11/18/2021	—	—	—	—
	—	11,615	—	19.890	11/16/2022	—	—	—	—
	—	—	—	—	—	12,354	392,857	6,902	219,484

Judd P. Tirnauer (6)	—	800	—	3.515	11/19/2018	—	—	—	—
	—	16,000	—	11.890	01/29/2020	—	—	—	—
	—	12,000	—	22.130	03/03/2021	—	—	—	—
	—	9,297	—	14.510	11/18/2021	—	—	—	—
	—	11,357	—	19.890	11/16/2022	—	—	—	—
	—	—	—	—	—	15,072	479,290	5,014	159,445

Ronald J. Masciantonio (7)	—	800	—	3.515	11/19/2018	—	—	—	—
	—	12,000	—	11.890	01/29/2020	—	—	—	—
	6,000	9,000	—	22.130	03/03/2021	—	—	—	—
	—	7,323	—	14.510	11/18/2021	—	—	—	—
	—	10,325	—	19.890	11/16/2022	—	—	—	—
	—	—	—	—	—	12,591	400,394	4,229	134,482

(1)	In addition to the five year service-based time vesting requirement, 200,000 shares underlying the stock options issued to Mr. Krell on September 29, 2008, and all of the shares underlying the stock options issued to Mr. Krell, Mr. Tirnauer and Mr. Masciantonio in January 2010 (each a “Performance Grant”), were to become exercisable if, prior to the fifth anniversary of the date of grant (but no later than the cessation of the executive’s service), a change in control occurs or the closing price of the Company’s Common Stock shall have exceeded $15.00 for 30 consecutive trading days on the principal national securities exchange on which the Company’s Common Stock is listed or admitted to trading. This performance condition was satisfied during the first quarter of fiscal year 2011.
(2)	The market value is based upon the closing price of our Common Stock on September 30, 2013 ($31.80).
(3)	Amounts included under “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” represent the threshold award of performance-based restricted stock units issuable to each executive upon achievement of the threshold level of performance for each grant (for more information see the description of the Company’s performance-based restricted stock units above in “Compensation Discussion and Analysis”). As more fully described above, these performance-based restricted stock units will vest, if at all, on the basis of the Company’s operating income over the three-year performance period. Note that the amounts above include the value of currently unearned performance-based restricted stock units granted during fiscal year 2012. However, during fiscal year 2013, the Company determined pursuant to FASB ASC Topic 718 that the fiscal year 2012 award was unlikely to be earned, even at the threshold level.
(4)

With the exception of the stock options granted to Mr. Krell on March 6, 2012 and November 16, 2012, all of Mr. Krell’s stock options outstanding as of September 30, 2013 vest in five equal annual installments over the five-year period following the grant date. The March 6, 2012 options vest in four equal installments with the initial vesting date occurring on November 18, 2012 and each subsequent vesting scheduled on the anniversary of such initial vesting date. The November 16, 2012 options vest over the four-year period following the grant date in substantially equal annual installments. The 16,000 shares of restricted stock granted to Mr. Krell on

March 3, 2011, 9,600 shares of which were unvested as of September 30, 2013, vest in equal annual installments over a five-year period. The 18,299 shares of restricted stock granted to Mr. Krell on March 6, 2012, 13,725 of which were unvested as of September 30, 2013, vest over the four-year period following the grant date in substantially equal annual installments. The 9,427 shares of restricted stock granted to Mr. Krell on November 16, 2012, all of which were unvested as of September 30, 2013, vest over the four year period following the grant date in substantially equal annual installments. All stock options and restricted stock held by Mr. Krell are subject to accelerated vesting upon death, disability, a termination without cause, a resignation for good reason or a change in control.
(5)	The stock options granted to Mr. Daniel on June 1, 2011 vest in five equal annual installments over the five-year period following the grant date. The stock options granted to Mr. Daniel on November 18, 2011 vest over the four-year period following the grant date in substantially equal annual installments. The stock options granted to Mr. Daniel on November 16, 2012 vest in substantially equal annual installments over the four-year period following the grant date. The 10,000 shares of restricted stock granted to Mr. Daniel on June 1, 2011, 6,000 shares of which were unvested as of September 30, 2013, vest in equal annual installments over a five-year period. The 2,188 shares of restricted stock granted to Mr. Daniel on November 18, 2011, 1,641 of which were unvested as of September 30, 2013, vest in equal annual installments over a four-year period. The 4,713 shares of restricted stock granted to Mr. Daniel on November 16, 2012, all of which were unvested as of September 30, 2013, vest in substantially equal annual installments over the four-year period following the grant date.
(6)	With the exception of the stock options and shares of restricted stock granted to Mr. Tirnauer on November 18, 2011 and November 16, 2012, all stock options and restricted stock held by Mr. Tirnauer as of September 30, 2013 vest in five equal annual installments over the five-year period following the grant date. The stock options granted to Mr. Tirnauer on November 18, 2011 vest in substantially equal annual installments over the four-year period following the grant date. The stock options granted to Mr. Tirnauer on November 16, 2012 vest in substantially equal annual installments over the four-year period following the grant date. 400 of the 2,000 shares of restricted stock granted to Mr. Tirnauer on November 19, 2008 were unvested as of September 30, 2013. 6,000 of the 10,000 shares of restricted stock granted to Mr. Tirnauer on March 3, 2011 were unvested as of September 30, 2013. The 5,417 shares of restricted stock granted to Mr. Tirnauer on November 18, 2011, 4,063 of which were unvested as of September 30, 2013, vest in substantially equal annual installments over the four-year period following the grant date. The 4,609 shares of restricted stock granted to Mr. Tirnauer on November 16, 2012, all of which were unvested as of September 30, 2013, vest in substantially equal annual installments over the four-year period following the grant date. The stock options granted to Mr. Tirnauer on January 29, 2010 are also subject to accelerated vesting upon a change in control.
(7)	With the exception of the stock options and shares of restricted stock granted to Mr. Masciantonio on November 18, 2011 and November 16, 2012, all stock options and restricted stock held by Mr. Masciantonio as of September 30, 2013 vest in five equal annual installments over the five-year period following the grant date. The stock options granted to Mr. Masciantonio on November 18, 2011 vest in substantially equal annual installments over the four-year period following the grant date. The stock options granted to Mr. Masciantonio on November 16, 2012 vest in substantially equal annual installments over the four-year period following the grant date. 400 of the 2,000 shares of restricted stock granted to Mr. Masciantonio on November 19, 2008 were unvested as of September 30, 2013. 4,800 of the 8,000 shares of restricted stock granted to Mr. Masciantonio on March 3, 2011 were unvested as of September 30, 2013. The 4,267 shares of restricted stock granted to Mr. Masciantonio on November 18, 2011, 3,201 of which were unvested as of September 30, 2013, vest in substantially equal annual installments over the four-year period following the grant date. The 4,190 shares of restricted stock granted to Mr. Masciantonio on November 16, 2012, all of which were unvested as of September 30, 2013, vest in substantially equal annual installments over the four-year period following the grant date. The stock options granted to Mr. Masciantonio on January 29, 2010 are also subject to accelerated vesting upon a change in control.

Option Exercises and Stock Vested

The following table sets forth options exercised by, and stock awards vested to, our named executive officers during our fiscal year 2013:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Edward M. Krell	52,437	(1)	1,045,600	7,774	163,718
Christopher F. Daniel	341	(2)	6,793	2,547	60,727
Judd P. Tirnauer	8,565	(3)	245,002	6,154	146,747
Ronald J. Masciantonio	11,114	(4)	115,570	3,466	74,560

(1)	This amount reflects the net issuance of shares to Mr. Krell in connection with his cashless exercise of stock options with respect to an aggregate of 80,000 shares.
(2)	This amount reflects the net issuance of shares to Mr. Daniel in connection with his cashless exercise of stock options with respect to an aggregate of 1,251 shares.
(3)	This amount reflects the net issuance of shares to Mr. Tirnauer in connection with his cashless exercise of stock options with respect to an aggregate of 19,898 shares.
(4)	This amount reflects the exercise of 10,441 shares, and the net issuance of shares to Mr. Masciantonio in connection with his cashless exercise of stock options with respect to an aggregate of 800 shares.

Potential Payments upon Termination or Change in Control

We have entered into agreements with each of our current named executive officers that provide payments and benefits to the executive in the event of his termination of employment under various circumstances, including a change of control. The following tables reflect the amount of compensation payable to each of our current named executive officers upon these various events. The amounts shown assume that such termination was effective as of September 30, 2013, the last day of our fiscal year. The amounts are calculated using various assumptions and are therefore only estimates of the amounts that could become payable to our current named executive officers. The actual amounts to be paid out can only be determined at the time of an actual termination or change in control.

General Amounts Due Upon Termination. Generally, upon a termination of employment for any reason, each current named executive officer is entitled to receive the payment of certain accrued obligations, including the following (none of which are included on the trigger event tables presented below for each named executive officer):

•	annual base salary through the date of termination, to the extent not previously paid;

•	any annual bonus earned but not previously paid with respect to a year ended prior to the date of termination;

•	any accrued, but unused, vacation pay; and

•	any unreimbursed business expenses.

Edward M. Krell

Termination without Cause or Resignation due to Good Reason. Upon a termination of employment without “cause” or resignation due to “good reason,” Mr. Krell will be entitled to the following payments and/or benefits:

•	a cash lump sum payment equal to $3,525,000 (this amount declines in future years as described in a Form 8-K dated March 8, 2012);

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination, based on actual corporate and/or individual performance for that year;

•	outstanding stock options or restricted stock granted prior to October 1, 2011 will become fully vested;

•	outstanding time-vested options and time-vested restricted shares will become fully vested, if granted pursuant to a guaranty for fiscal years 2012, 2013 or 2014;

•	outstanding performance-vested restricted stock units, if granted pursuant to a guaranty for fiscal years 2012, 2013 or 2014, will vest on a pro-rata basis (pro-rated based on the portion of the performance period completed by the time of the executive’s termination) to the extent the underlying performance goals are attained at the end of the applicable performance period;

•	continued provision of an automobile and automobile insurance coverage for one year;

•	transfer of (but not further payment of premiums on) any key man life insurance policy then held on his life;

•	continued provision, for a period of three years, of supplemental long term disability premiums providing a monthly disability benefit of $18,000;

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan until the earlier of (1) the end of the three year period following termination, or (2) his eligibility for Medicare or coverage under another employer’s group health plan (or in the case of his eligible dependents, cessation of their status as eligible dependents); and

•	payment for full outplacement services to an agency selected by Mr. Krell, based on customary fees charged by nationally rated firms engaged in such services.

Death. In the event of his termination of employment due to death, Mr. Krell’s executors, legal representatives or administrators will be entitled to the following payments and/or benefits:

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year;

•	outstanding stock options or restricted stock granted prior to October 1, 2011 will become fully vested;

•	outstanding time-vested options and time-vested restricted shares will become fully vested, if granted pursuant to a guaranty for fiscal years 2012, 2013 or 2014; and

•	outstanding performance-vested restricted stock units, if granted pursuant to a guaranty for fiscal years 2012, 2013 or 2014, will vest on a pro-rata basis (pro-rated based on the portion of the performance period completed by the time of the executive’s termination) to the extent the underlying performance goals are attained at the end of the applicable performance period.

Disability. In the event of his termination of employment due to disability, Mr. Krell will be entitled to the following payments and /or benefits:

•	monthly supplemental disability payments equal to one-twelfth (1/12) of his annual base salary as of the date of termination for a period of 30 months following the termination;

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan until the earlier of (1) the end of the 30 month period following termination, or (2) his eligibility for Medicare or coverage under another employer’s group health plan (or in the case of his eligible dependents, cessation of their status as eligible dependents);

•	continued provision of an automobile and automobile insurance coverage for a period of one year;

•	transfer of (but not further payment of premiums on) any key man life insurance policy then held on his life;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year;

•	outstanding stock options or restricted stock granted prior to October 1, 2011 will become fully vested;

•	outstanding time-vested options and time-vested restricted shares will become fully vested, if granted pursuant to a guaranty for fiscal years 2012, 2013 or 2014; and

•	outstanding performance-vested restricted stock units, if granted pursuant to a guaranty for fiscal years 2012, 2013 or 2014, will vest on a pro-rata basis (pro-rated based on the portion of the performance period completed by the time of the executive’s termination) to the extent the underlying performance goals are attained at the end of the applicable performance period.

Amounts payable to Mr. Krell in the event of a termination due to disability will be reduced by (1) any disability or life insurance benefits payable to Mr. Krell, with respect to the same period, under any of our disability or death benefit plans, policies or arrangements, under the Social Security Act, or under Mr. Krell’s supplemental long-term disability policies for which the Company pays the premiums, and (2) by any amounts earned by Mr. Krell for the performance of personal services during the same period.

If a change in control occurs during Mr. Krell’s employment with the Company, but prior to distribution of his performance-based restricted stock units, the performance-based restricted stock units will vest and be distributed at the target level.

Pursuant to the 2012 amendment to Mr. Krell’s employment agreement, he is no longer entitled to receive any tax gross-up to offset the impact of the excise tax under Section 280G of the Internal Revenue Code.

In order to receive any severance or termination payments or benefits described above, Mr. Krell is required to timely execute and deliver a general release and non-disparagement agreement in a form prescribed by us.

Mr. Krell is bound by certain non-competition and non-solicitation covenants which extend for a period of 36 months following any termination of employment.

Description of Triggering Events

Cause. Mr. Krell’s employment may be terminated by us for “cause” upon the commission of any act of fraud, theft, gross misconduct, gross negligence, or Mr. Krell’s unwillingness or refusal to perform the lawful and reasonable requirements of his job (other than by reason of illness, injury or incapacity).

Good Reason. Mr. Krell may terminate his employment for “good reason” upon the occurrence of any of the following without his prior consent: (i) a material, adverse change in title, authority or duties; (ii) a reduction in base salary or bonus opportunity; (iii) a relocation of his principal worksite more than 50 miles; or (iv) the Company’s material breach of Mr. Krell’s employment agreement.

Disability. Under Mr. Krell’s Employment Agreement, “disability” is defined as the executive’s inability, after any reasonable accommodation required by law, to perform his duties and responsibilities by reason of illness, injury or incapacity for more than six (6) consecutive months.

Change in Control. The “change in control” provisions of the executive’s Employment Agreement will generally be triggered upon the first to occur of any of the following:

•	any person becomes beneficial owner of more than 50% of the voting power of the Company’s then outstanding securities;

•	a consolidation, share exchange, reorganization or merger of the Company resulting in the stockholders of the Company immediately prior to such event not owning at least a majority of the voting power of the resulting entity’s securities outstanding immediately following such event;

•	the sale of substantially all of our assets; or

•	a liquidation or dissolution of the Company.

Assuming one of the following events occurred on September 30, 2013, Mr. Krell’s payments and benefits have an estimated value of:

	Severance Payment ($)		Payment of Pro-Rata Annual Bonus ($)		Health Benefit Continuation ($)		Other ($)		Value of Options Subject to Acceleration ($) (1)	Value of Restricted Stock Subject to Acceleration ($) (2)	Value of Performance- Based Stock Units Subject to Acceleration ($)		Total ($)
For Cause	—		—		—		—		—	—	—		—
Voluntary Resignation (without Good Reason)	—		—		—		—		—	—	—		—
Death	—		639,000	(3)	—		—		1,278,350	1,041,514	205,878	(4)	3,164,742
Disability	1,804,885	(5)	639,000	(3)	46,573	(6)	25,937	(7)	1,278,350	1,041,514	205,878	(4)	5,042,137
Without Cause or for Good Reason	3,525,000	(8)	639,000	(3)	55,887	(9)	171,277	(10)	1,278,350	1,041,514	205,878	(4)	6,916,906
Without Cause or for Good Reason in connection with a Change in Control	3,525,000	(8)	639,000	(3)	55,887	(9)	171,277	(10)	1,278,350	1,041,514	1,467,572	(11)	8,178,600
Change in Control (without termination)	—		—		—		—		1,278,350	1,041,514	1,467,572	(11)	3,787,436

(1)	This amount represents the value of otherwise unvested in-the-money stock options to purchase an aggregate of 92,683 shares of Common Stock, based on the difference between the exercise price of the options and $31.80, the closing price of our Common Stock on September 30, 2013. The actual value ultimately realized with respect to these options, if any, will vary depending on the date the options are exercised.
(2)	This amount represents the value of 32,752 shares of otherwise unvested Common Stock, based on $31.80, the closing price of our Common Stock on September 30, 2013.
(3)	Mr. Krell earned a cash bonus of $639,000 under our Management Incentive Program for fiscal year 2013 performance, which was paid in November 2013.
(4)	This amount represents (a) one-third of the value of the 18,854 shares of otherwise unvested and unearned performance-based restricted stock units from the fiscal year 2013 restricted stock unit award, based on $31.80, the closing price of our Common Stock on September 30, 2013 ($199,852), plus (b) the value of additional performance-based restricted stock units that would be issued due to cash dividends paid on our Common Stock during the performance period with respect to one-third of the 18,854 shares from the fiscal year 2013 restricted stock unit award ($6,026). For these purposes, it is assumed that the fiscal year 2013 restricted stock unit awards will be earned at target; however, the shares Mr. Krell would actually receive in such termination would be dependent upon the actual performance of the Company through the performance period. The amounts exclude any value of currently unearned performance-based restricted stock units from the fiscal year 2012 award because, during fiscal year 2013, the Company determined pursuant to FASB ASC Topic 718 that such award was unlikely to be earned, even at the threshold level.
(5)	This amount represents the estimated present value of 30 months of supplemental disability payments equal to one-twelfth of Mr. Krell’s annual base salary as of September 30, 2013, including the value of any benefit payable under our long-term disability plan and under Mr. Krell’s supplemental long-term disability policies for which the Company pays the premiums. The aggregate benefit payable under the long-term disability policies for which we pay the premiums for the 30 month period would be $531,000.
(6)	This amount represents premium payments for 30 months of health coverage.
(7)	This amount represents the value of the following benefits: (1) use of an automobile and automobile insurance coverage for 12 months, with an estimated aggregate value of $23,568, and (2) the transfer to Mr. Krell of a key man term life insurance policy on Mr. Krell’s life, with an estimated value of $2,369 (representing the premium paid in fiscal year 2013).
(8)	This severance payable to Mr. Krell is a flat dollar amount of $3,525,000; thus, changes in Mr. Krell’s salary will not affect the amount of severance payable. Pursuant to an amendment to his employment agreement, however, the potential severance payable will be reduced in each of the next four years depending on the date of termination.
(9)	This amount represents premium payments for 36 months of health coverage.
(10)	This amount represents the value of the following benefits: (i) use of an automobile and automobile insurance coverage for 12 months, with an estimated aggregate value of $23,568, (ii) 36 months of premiums for a supplemental long-term disability policy with a $18,000 monthly benefit, with an estimated aggregate value of $32,840, (iii) the transfer to Mr. Krell of a key man term life insurance policy on Mr. Krell’s life, with an estimated value of $2,369 (representing the premium paid in fiscal year 2013), and (iv) payment of full outplacement services, with an estimated aggregate value of $112,500 (for one year of services).
(11)	This amount represents (a) the value of 43,854 shares of otherwise unvested and unearned performance-based restricted stock units (the target level of the performance-based grant), based on $31.80, the closing price of our Common Stock on September 30, 2013 ($1,394,557), plus (b) the value of additional performance-based restricted stock units that would be issued due to cash dividends paid on our Common Stock during the performance period with respect to the 43,854 shares underlying those units ($73,015).

Christopher F. Daniel

Under the terms of the Employment Agreement with Mr. Daniel, which was entered into on April 11, 2011, Mr. Daniel has the following severance rights:

Termination without Cause or Resignation due to Good Reason. Upon a termination of employment without “cause” or resignation due to “good reason” that, in either such case, does not occur within the 12 month period after a “change in control,” Mr. Daniel will be entitled to the following payments and/or benefits:

•	continuation of base salary for 12 months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year; and

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for one year.

Termination without Cause or Resignation due to Good Reason in the 12 Month Period Following a Change in Control. Upon a termination of employment without “cause” or resignation due to “good reason,” that, in either such case, occurs within the 12 month period immediately following a “change in control,” Mr. Daniel will be entitled to the following payments and/or benefits:

•	continuation of base salary for 18 months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year; and

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for 18 months.

•	payments by us to or for the benefit of Mr. Daniel shall be limited to the largest amount that could be payable to Mr. Daniel without causing the application of the excise tax under Section 4999 of the Code.

Mr. Daniel is bound by certain non-competition and non-solicitation covenants which extend for a period of 24 months following termination of employment. To receive any severance or termination payments or benefits described above, Mr. Daniel is required to timely execute and deliver a general release and non-disparagement agreement in a form prescribed by us.

Description of Triggering Events

Cause. Mr. Daniel’s employment may be terminated by us for “cause,” which means (i) conviction of, or the entry of a plea of guilty or no contest to, a crime, other than a minor traffic offense; (ii) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription); (iii) willful misconduct or gross negligence in the course of employment; (iv) material breach of any published Company policy, including (without limitation) the Company’s ethics guidelines, insider trading policies or policies regarding employment practices; (v) material breach of any agreement with or duty owed to the Company or any of its affiliates; (vi) refusal to perform the lawful and reasonable directives of a supervisor or (vii) a failure to maintain a residence within the Philadelphia, Pennsylvania area without the Company’s consent.

Good Reason. The definition of “good reason” in Mr. Daniel’s Employment Agreement is substantially the same as described above with respect to Mr. Krell’s agreement.

Change in Control. The definition of “Change in Control” in Mr. Daniel’s Employment Agreement is substantially the same as described above with respect to Mr. Krell’s agreement.

Acceleration of Performance-Based Restricted Stock Units. If Mr. Daniel’s employment with the Company is terminated prior to distribution of his performance-based restricted stock units (i) due to his death,

(ii) due to his becoming “disabled”, (iii) by the Company without “cause” or (iv) by Mr. Daniel for “good reason,” then notwithstanding such termination of employment, to the extent the underlying performance goals are attained at the end of an applicable performance period, Mr. Daniel’s performance-based restricted stock units will vest in a pro-rata portion based on Mr. Daniel’s service during the performance period prior to his termination. If a change in control occurs during Mr. Daniel’s employment with the Company, but prior to distribution of his performance-based restricted stock units, the performance-based restricted stock units will be earned and distributed at the target level.

Assuming one of the following events occurred on September 30, 2013, Mr. Daniel’s payments and benefits have an estimated value of:

	Severance Payment ($)		Payment of Pro-Rata Annual Bonus ($)		Health Benefit Continuation ($)		Value of Performance- Based Stock Units Subject to Acceleration ($)		Total ($)
Without Cause or for Good Reason	525,000	(1)	223,650	(2)	18,897	(3)	102,939	(4)	870,486
Without Cause or for Good Reason 12 months after a Change in Control	787,500	(5)	223,650	(2)	28,345	(6)	457,556	(7)	1,497,051
Change in Control (without termination)	—		—		—		457,556	(7)	457,556

(1)	This amount is equal to 12 months of Mr. Daniel’s monthly base salary as of September 30, 2013.
(2)	Mr. Daniel earned a cash bonus of $223,650 under our Management Incentive Program for fiscal year 2013 performance, which was paid in November 2013.
(3)	This amount represents premium payments for 12 months of continued group health coverage.
(4)	This amount represents (a) one-third of the value of the 9,427 shares of otherwise unvested and unearned performance-based restricted stock units from the fiscal year 2013 restricted stock unit award, based on $31.80, the closing price of our Common Stock on September 30, 2013 ($99,926), plus (b) the value of additional performance-based restricted stock units that would be issued due to cash dividends paid on our Common Stock during the performance period with respect to one-third of the 9,427 shares from the fiscal year 2013 restricted stock unit award ($3,013). For these purposes, it is assumed that the fiscal year 2013 awards will be earned at target; however, the shares Mr. Daniel would actually receive in such termination would be dependent upon the actual performance of the Company through the performance period. The amounts exclude any value of currently unearned performance-based restricted stock units from the fiscal year 2012 award because, during fiscal year 2013, the Company determined pursuant to FASB ASC Topic 718 that such award was unlikely to be earned, even at the threshold level.
(5)	This amount is equal to 18 months of Mr. Daniel’s monthly base salary as of September 30, 2013.
(6)	This amount represents premium payments for 18 months of continued group health coverage.
(7)	This amount represents (a) the value of 13,802 shares of otherwise unvested and unearned performance-based restricted stock units (the target level of the performance-based grant), based on $31.80, the closing price of our Common Stock on September 30, 2013 ($438,904), plus (b) the value of additional performance-based restricted stock units that would be issued due to cash dividends paid on our Common Stock during the performance period with respect to the 13,802 shares underlying those units ($18,652).

Judd P. Tirnauer

Under the terms of his Employment Agreement, Mr. Tirnauer has the following severance rights:

Termination without Cause or Resignation due to Good Reason. Upon a termination of employment without “cause” or resignation due to “good reason” that, in either such case, does not occur within the 12 month period after a “change in control,” Mr. Tirnauer will be entitled to the following payments and/or benefits:

•	continuation of base salary for 12 months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year; and

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for one year.

Termination without Cause or Resignation due to Good Reason in the 12 Month Period Following a Change in Control. Upon a termination of employment without “cause” or resignation due to “good reason,” that, in either such case, occurs within the 12 month period immediately following a “change in control,” Mr. Tirnauer will be entitled to the following payments and/or benefits:

•	continuation of base salary for 18 months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year;

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for 18 months;

•	all outstanding unvested options under the option grant issued to Mr. Tirnauer on January 29, 2010 shall become fully vested; and

•	payments by us to or for the benefit of Mr. Tirnauer shall be limited to the largest amount that could be payable to Mr. Tirnauer without causing the application of the excise tax under Section 4999 of the Code.

Mr. Tirnauer is bound by certain non-competition and non-solicitation covenants which extend for a period of 24 months following termination of employment. In order to receive any severance or termination payments or benefits described above, Mr. Tirnauer is required to timely execute and deliver a general release and non-disparagement agreement in a form prescribed by us.

Description of Triggering Events

Cause. Mr. Tirnauer’s employment may be terminated by us for “cause,” which means (i) conviction of, or the entry of a plea of guilty or no contest to, a crime, other than a minor traffic offense; (ii) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription); (iii) willful misconduct or gross negligence in the course of employment; (iv) material breach of any published Company policy, including (without limitation) the Company’s ethics guidelines, insider trading policies or policies regarding employment practices; (v) material breach of any agreement with or duty owed to the Company or any of its affiliates; or (vi) refusal to perform the lawful and reasonable directives of a supervisor.

Good Reason. The definition of “good reason” in Mr. Tirnauer’s Employment Agreement is substantially the same as described above with respect to Mr. Krell’s agreement.

Change in Control. The definition of “Change in Control” in Mr. Tirnauer’s Employment Agreement is substantially the same as described above with respect to Mr. Krell’s agreement.

Acceleration of Certain Unvested Equity. Under the terms of certain of Mr. Tirnauer’s time-vested stock option and restricted stock awards, the vesting of those awards would accelerate in the event of a change in control. In particular, all remaining outstanding unvested options under the option grant issued to Mr. Tirnauer on January 29, 2010 shall become fully vested.

Additionally, if Mr. Tirnauer’s employment with the Company is terminated prior to distribution of his performance-based restricted stock units (i) due to his death, (ii) due to his becoming “disabled”, (iii) by the Company without “cause” or (iv) by Mr. Tirnauer for “good reason,” then notwithstanding such termination of employment, to the extent the underlying performance goals are attained at the end of an applicable performance period, Mr. Tirnauer’s performance-based restricted stock units will vest in a pro-rata portion based on Mr. Tirnauer’s service during the performance period prior to his termination. If a change in control occurs during Mr. Tirnauer’s employment with the Company, but prior to distribution of his performance-based restricted stock units, the performance-based restricted stock units will be earned and distributed at the target level.

Assuming one of the following events occurred on September 30, 2013, Mr. Tirnauer’s payments and benefits have an estimated value of:

	Severance Payment ($)		Payment of Pro-Rata Annual Bonus ($)		Health Benefit Continuation ($)		Value of Options Subject to Acceleration ($) (1)	Value of Performance- Based Stock Units Subject to Acceleration ($)		Total ($)
Without Cause or for Good Reason	385,000	(2)	163,191	(3)	13,522	(4)	—	50,328	(5)	612,041
Without Cause or for Good Reason 12 months after a Change in Control	577,500	(6)	163,191	(3)	20,283	(7)	318,560	335,150	(8)	1,414,684
Change in Control (without termination)	—		—		—		318,560	335,150	(8)	653,710

(1)	This amount represents the value of otherwise unvested stock options to purchase an aggregate of 16,000 shares of Common Stock, based on the difference between the exercise price of the options and $31.80, the closing price of our Common Stock on September 30, 2013. The actual value ultimately realized with respect to these options, if any, will vary depending on the date the options are exercised.
(2)	This amount is equal to 12 months of Mr. Tirnauer’s monthly base salary as of September 30, 2013.
(3)	Mr. Tirnauer earned a cash bonus of $163,191 under our Management Incentive Program for fiscal year 2013 performance, which was paid in November 2013.
(4)	This amount represents premium payments for 12 months of continued group health coverage.
(5)	This amount represents (a) one-third of the value of the 4,609 shares of otherwise unvested and unearned performance-based restricted stock units from the fiscal year 2013 restricted stock unit award, based on $31.80, the closing price of our Common Stock on September 30, 2013 ($48,855), plus (b) the value of additional performance-based restricted stock units that would be issued due to cash dividends paid on our Common Stock during the performance period with respect to one-third of the 4,609 shares from the fiscal year 2013 restricted stock unit award ($1,473). For these purposes, it is assumed that the fiscal year 2013 awards will be earned at target; however, the shares Mr. Tirnauer would actually receive in such termination would be dependent upon the actual performance of the Company through the performance period. The amounts exclude any value of currently unearned performance-based restricted stock units from the fiscal year 2012 award because, during fiscal year 2013, the Company determined pursuant to FASB ASC Topic 718 that such award was unlikely to be earned, even at the threshold level.
(6)	This amount is equal to 18 months of Mr. Tirnauer’s monthly base salary as of September 30, 2013.
(7)	This amount represents premium payments for 18 months of continued group health coverage.
(8)	This amount represents (a) the value of 10,026 shares of otherwise unvested and unearned performance-based restricted stock units (the target level of the performance-based grant), based on $31.80, the closing price of our Common Stock on September 30, 2013 ($318,827), plus (b) the value of additional performance-based restricted stock units that would be issued due to cash dividends paid on our Common Stock during the performance period with respect to the 10,026 shares underlying those units ($16,323).

Ronald J. Masciantonio

Under the terms of his Employment Agreement, Mr. Masciantonio has the following severance rights:

Termination without Cause or Resignation due to Good Reason. Upon a termination of employment without “cause” or resignation due to “good reason” that, in either such case, does not occur within the 12 month period after a “change in control,” Mr. Masciantonio will be entitled to the following payments and/or benefits:

•	monthly severance payment of one-twelfth base salary for nine months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year; and

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for nine months.

Termination without Cause or Resignation due to Good Reason in the 12 Month Period Following a Change in Control. Upon a termination of employment without “cause” or resignation due to “good reason,” that, in either such case, occurs within the 12 month period immediately following a “change in control,” Mr. Masciantonio will be entitled to the following payments and/or benefits:

•	continuation of base salary for 15 months;

•	payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the year of termination based on actual corporate and/or individual performance for that year;

•	continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for 15 months;

•	any unvested portion of the option issued to Mr. Masciantonio on January 29, 2010 shall become fully vested; and

•	payments by us to or for the benefit of Mr. Masciantonio shall be limited to the largest amount that could be payable to Mr. Masciantonio without causing the application of the excise tax under Section 4999 of the Code.

Mr. Masciantonio is bound by certain non-competition and non-solicitation covenants which extend for a period of 24 months following termination of employment. In order to receive any severance or termination payments or benefits described above, Mr. Masciantonio is required to timely execute and deliver a general release and non-disparagement agreement in a form prescribed by us.

Description of Triggering Events

Cause. The definition of “Cause” in Mr. Masciantonio’s Employment Agreement is substantially the same as described above with respect to Mr. Tirnauer’s agreement.

Good Reason. The definition of “good reason” in Mr. Masciantonio’s Employment Agreement is substantially the same as described above with respect to Mr. Krell’s agreement.

Change in Control. The definition of “Change in Control” in Mr. Masciantonio’s Employment Agreement is substantially the same as described above with respect to Mr. Krell’s agreement.

Acceleration of Certain Unvested Equity. Under the terms of certain of Mr. Masciantonio’s time-vested stock option and restricted stock awards, the vesting of those awards would accelerate in the event of a change in control. In particular, all remaining outstanding unvested options under the option grant issued to Mr. Masciantonio on January 29, 2010 would become fully vested.

Additionally, if Mr. Masciantonio’s employment with the Company is terminated prior to distribution of his performance-based restricted stock units (i) due to his death, (ii) due to his becoming “disabled”, (iii) by the Company without “cause” or (iv) by Mr. Masciantonio for “good reason,” then notwithstanding such termination of employment, to the extent the underlying performance goals are attained at the end of an applicable performance period, Mr. Masciantonio’s performance-based restricted stock units will vest in a pro-rata portion based on Mr. Masciantonio’s service during the performance period prior to his termination. If a change in control occurs during Mr. Masciantonio’s employment with the Company, but prior to distribution of his performance-based restricted stock units, the performance-based restricted stock units will be earned and distributed at the target level.

Assuming one of the following events occurred on September 30, 2013, Mr. Masciantonio’s payments and benefits have an estimated value of:

	Severance Payment ($)		Payment of Pro-Rata Annual Bonus ($)		Health Benefit Continuation ($)		Value of Options Subject to Acceleration ($) (1)	Value of Performance- Based Stock Units Subject to Acceleration ($)		Total ($)
Without Cause or for Good Reason	270,000	(2)	150,083	(3)	14,172	(4)	—	45,753	(5)	480,008
Without Cause or for Good Reason 12 months after a Change in Control	450,000	(6)	150,083	(3)	23,621	(7)	238,920	282,327	(8)	1,144,951
Change in Control (without termination)	—		—		—		238,920	282,327	(8)	521,247

(1)	This amount represents the value of otherwise unvested stock options to purchase an aggregate of 12,000 shares of Common Stock, based on the difference between the exercise price of the options and $31.80, the closing price of our Common Stock on September 30, 2013. The actual value ultimately realized with respect to these options, if any, will vary depending on the date the options are exercised.
(2)	This amount is equal to nine months of Mr. Masciantonio’s monthly base salary as of September 30, 2013.
(3)	Mr. Masciantonio earned a cash bonus of $150,083 under our Management Incentive Program for fiscal year 2013 performance, which was paid in November 2013.
(4)	This amount represents premium payments for nine months of continued group health coverage.
(5)	This amount represents (a) one-third of the value of the 4,190 shares of otherwise unvested and unearned performance-based restricted stock units from the fiscal year 2013 restricted stock unit award, based on $31.80, the closing price of our Common Stock on September 30, 2013 ($44,414), plus (b) the value of additional performance-based restricted stock units that would be issued due to cash dividends paid on our Common Stock during the performance period with respect to one-third of the 4,190 shares from the fiscal year 2013 restricted stock unit award ($1,339). For these purposes, it is assumed that the fiscal year 2013 awards will be earned at target; however, the shares Mr. Masciantonio would actually receive in such termination would be dependent upon the actual performance of the Company through the performance period. The amounts exclude any value of currently unearned performance-based restricted stock units from the fiscal year 2012 award because, during fiscal year 2013, the Company determined pursuant to FASB ASC Topic 718 that such award was unlikely to be earned, even at the threshold level.
(6)	This amount is equal to 15 months of Mr. Masciantonio’s monthly base salary as of September 30, 2013.
(7)	This amount represents premium payments for 15 months of continued group health coverage.
(8)	This amount represents (a) the value of 8,457 shares of otherwise unvested and unearned performance-based restricted stock units (the target level of the performance-based grant), based on $31.80, the closing price of our Common Stock on September 28, 2013 ($268,933), plus (b) the value of additional performance-based restricted stock units that would be issued due to cash dividends paid on our Common Stock during the performance period with respect to the 8,457 shares underlying such units ($13,394).

PROPOSALS FOR CONSIDERATION BY THE STOCKHOLDERS

ELECTION OF DIRECTORS

(PROPOSAL 1)

Unless otherwise specified in the accompanying proxy, the shares voted pursuant thereto will be cast for each of the nominees named below for a one-year term expiring at the next annual meeting of stockholders. If, for any reason, at the time of election, any of the nominees named should decline or be unable to accept his or her nomination or election, it is intended that such proxy will be voted for the election, in the nominee’s place, of a substituted nominee, who would be recommended by the Board of Directors. The Board of Directors, however, has no reason to believe that any of the nominees will be unable to serve as a director.

The following biographical information is furnished as to each nominee for election as a director:

Arnaud Ajdler, 39, has served as a director of the Company since March 2008, and as Non-Executive Chairman of the Board of Directors since February 2011. Mr. Ajdler is currently Managing Partner of Engine Capital LP. Prior to founding Engine Capital in February 2013, Mr. Ajdler served as a Managing Director of Crescendo Partners II, L.P. from December 2005 to February 2013. He is also an Adjunct Professor at Columbia University Business School where he teaches a course in Value Investing. Mr. Ajdler also served as a director and chair of the corporate governance and nominating committee of Charming Shoppes, Inc. from 2008 until the company was acquired in June 2012, and as a director and on the compensation and human resources committee of O’Charley’s Inc. from March 2012 until the Company was acquired in April 2012. Since its inception in June 2006, Mr. Ajdler has served as a member of the board of directors and the Secretary of Rhapsody Acquisition Corp., an OTC Bulletin Board-listed blank check company formed to effect a business combination with an operating business. From June 2004 until June 2006, Mr. Ajdler also served as the Chief Financial Officer, a director and the Secretary of Arpeggio Acquisition Corporation. Arpeggio completed its business combination with Hill International, Inc. in June 2006, and until June 2009, Mr. Ajdler served as a director of the surviving company, a NYSE listed company. From August 2006 until the company was acquired in October 2007, Mr. Ajdler served as a director of The Topps Company, Inc. As a managing director of an investment firm that has investments in a number of apparel companies, Mr. Ajdler has gained extensive knowledge of our industry. He also brings significant experience gained from service on the board of directors of several companies.

Michael J. Blitzer, 64, has served as a director of the Company since January 2013. Mr. Blitzer has been a principal at Portsmouth Partners, LLC, an advisory firm that provides operational and strategic services to private equity groups that focus on retail, wholesale and consumer industries, since September 2005. He is also currently an advisory partner to Goode Partners, LLC, a private equity firm specializing in consumer industries, a position he has held since March 2006. Mr. Blitzer was an advisor to the Chief Executive Officer of The Kellwood Company, owned by Sun Capital Partners, Inc., a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies, from June 2012 to May 2013. From November 2002 to September 2005, Mr. Blitzer served as the Lead Independent Director and Vice Chairman of the board of directors of LeSportsac, Inc. Previously, Mr. Blitzer served as the Vice Chairman of Phillips-Van Heusen Corporation, one of the world’s largest apparel companies, from September 1997 until he retired in November 2002. Mr. Blitzer spent over 30 years combined at Phillips-Van Heusen Corporation and at Macy’s in various executive merchandising positions in Women’s and Menswear, Accessories, and Footwear. He has also worked as a consultant for a variety of companies in both apparel and accessories, including Neiman Marcus Group and Liz Claiborne, Inc. He currently serves on the board of One Stop Plus, a private direct marketing company specializing in the plus size business. In addition to LeSportsac, Inc., Mr. Blitzer has, in the past, served on the boards of directors of Kate Spade, LLC, Kenneth Cole Productions, Inc., Charming Shoppes, Inc., All Saints Retail Limited, Charlotte Russe Holdings, Inc., Modell’s Sporting Goods, and Intermix, LLC. Mr. Blitzer brings to our Board of Directors his extensive experience in the various executive positions he has held in the apparel and accessories sectors, both retail and wholesale, and the perspective of an advisor who regularly deals with operational and strategic planning.

Barry Erdos, 69, has served as a director of the Company since January 2010. Mr. Erdos is a consultant in the retail industry. Mr. Erdos served as Chief Executive Officer of F.A.O. Schwarz, Inc. from March 2009 until its acquisition by Toys “R” Us in May 2009. From 2005 until 2008, Mr. Erdos was a director of Bluefly, Inc. where he was also President and Chief Operating Officer in 2008. Prior to joining Bluefly, Inc., Mr. Erdos held senior management positions with prominent retailers, including President and Chief Operating Officer of Build A Bear Workshop, Chief Operating Officer of Ann Taylor, Inc., Chief Operating Officer of J. Crew Group, and Executive Vice President and Chief Financial Officer of The Limited Inc.’s Limited Express division. Mr. Erdos also served as a director of Trio Merger Corp. Mr. Erdos qualifies as an “audit committee financial expert” satisfying the rules of the SEC. Mr. Erdos’s qualification as an audit committee financial expert as well as his extensive management experience make him highly qualified to serve both as a director of the Company and a financial expert on the Audit Committee.

Joseph A. Goldblum, 64, an attorney, has served as a director of the Company since 1989. Mr. Goldblum has been President of G-II Equity Investors, Inc., a general partner of G-II Family Partnership L.P (“G-II”), since May 1989. G-II was one of the original private equity investors in the Company. Prior to starting G-II, Mr. Goldblum was for five years the Senior Vice President of Operations of McKesson Corporation, the largest pharmaceutical distributor in the world. As a result of G-II investments, Mr. Goldblum currently serves as Chairman of the board of directors of three successful private companies involved in international sourcing, manufacturing, distribution and e-commerce. Mr. Goldblum also serves as the Chair of the board of directors of the Philadelphia Mural Arts Advocates which is one of the country’s most respected and innovative programs using art to positively transform individuals and communities. Mr. Goldblum serves on the Board of the Wistar Institute, the nation’s first private biomedical research institute. Mr. Goldblum has hands-on experience in logistics and global supply chain sourcing and distribution. His broad business background and committed service to our Company since 1989 has afforded him with unique insight into the changing landscape of our business and how shifts in the retail business specifically affect our Company.

Edward M. Krell, 51, has served as a director of the Company and its Chief Executive Officer since October 2008. From August 2010 to May 2011, Mr. Krell also served as the Company’s President. From July 2008 until October 2008, Mr. Krell served as our Chief Operating Officer and from May 2007 to July 2008, Mr. Krell served as our Chief Operating Officer & Chief Financial Officer. From November 2003 to May 2007, Mr. Krell served as our Executive Vice President—Chief Financial Officer, having served as Senior Vice President—Chief Financial Officer from the time he joined us in January 2002 until November 2003. Prior to joining us, Mr. Krell served in various senior financial management positions, including having served as Chief Financial Officer of London Fog Industries, Inc., a wholesale and retail distributor of rainwear and outerwear. Mr. Krell began his career as an investment banker with Kidder, Peabody & Co. Incorporated and earned a Masters of Business Administration degree from Stanford University and a Bachelor of Arts degree from Harvard University. Mr. Krell’s current service as the Company’s Chief Executive Officer, and his over 25 years of business experience encompassing apparel, retail, finance and overall management, provide him with comprehensive insight into our business and the operation of our Company.

Melissa Payner-Gregor, 55, has served as a director of the Company since August 2009. Ms. Payner-Gregor is currently working as a consultant for several retail/e-commerce companies. She served as the Chief Executive Officer of Bluefly, Inc. from August 2004 to February 2012, having previously served as President of Bluefly from September 2003. Prior to joining Bluefly, Ms. Payner-Gregor held senior management positions with prominent retailers and consumer products companies, including Chief Executive Officer and President of Spiegel Catalog and President of Chico’s FAS. Ms. Payner-Gregor’s experience as manager of several successful retail establishments allows her to bring an important perspective to our Board of Directors, given the Company’s participation in the retail market. Through her experience as the chief executive officer of a leading online retailer and senior manager of several other successful retailers, Ms. Payner-Gregor brings significant knowledge to our Board of Directors in the areas of merchandising, marketing, eCommerce, business operations, risk management and corporate governance.

William A. Schwartz, Jr., 74, has served as a director of the Company since August 1998. Mr. Schwartz currently is Vice Chairman of U.S. Vision, Inc., a retailer of optical products and services, having previously held the position of President and Chief Executive Officer since 1995. Mr. Schwartz currently is a director of each of U.S. Vision, Inc. and Alfred Angelo, Inc. He also served, in the past, as a director of Commerce Bank and TD Banknorth, Inc. Mr. Schwartz’s significant leadership, strategic planning and operational experience in a diverse range of disciplines and businesses give him the perspective to isolate issues that are specific to and important for our industry. He also brings significant experience gained from his service on the board of directors of other companies.

B. Allen Weinstein, 67, has served as a director of the Company since January 2010. Mr. Weinstein is currently working as a retail consultant. From August 2009 to August 2012, Mr. Weinstein served as the Chief Executive Officer and a director of Body Central Corporation. Prior to joining Body Central, Mr. Weinstein was the Executive Vice President-Chief Merchandising Officer of The Cato Corporation from 2005 to 2009, having previously served as Executive Vice President, Chief Merchandising Officer of the Cato Division since 1997. From 1995 to 1997, Mr. Weinstein was Senior Vice President-Merchandising of Catherines Stores Corporation. From 1981 to 1995, he served as Senior Vice President of Merchandising of Beall’s, Inc. Mr. Weinstein currently serves as a member of the board of directors of Dignity U Wear, a nonprofit organization whose mission is to positively impact the lives of children and their families in need by providing new clothing at no cost to the recipients. Mr. Weinstein’s extensive senior management experience in other apparel companies has exposed him to various retail business techniques, and provides him with relevant expertise in retailing that he brings to the Company’s Board of Directors.

The Board of Directors recommends that you vote FOR this Proposal 1 to elect all Nominees to the Board of Directors for a One-Year Term Expiring at the next Annual Meeting of Stockholders.

RATIFICATION OF

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(PROPOSAL 2)

The Audit Committee of our Board of Directors has appointed the firm of KPMG LLP as independent registered public accountants to audit and report on the consolidated financial statements of the Company and its subsidiaries for fiscal year 2014 and the Company’s internal control over financial reporting as of September 30, 2014, and to perform such other appropriate accounting and related services as may be required by the Audit Committee. KPMG LLP has served as our independent registered public accountants since June 6, 2002. The Board of Directors recommends that the stockholders ratify such selection. This appointment will be submitted to the stockholders for ratification at the Annual Meeting.

The submission of the appointment of KPMG LLP is not required by law or by the By-laws of the Company. The Board of Directors is nevertheless submitting it to the stockholders to ascertain their views. If the stockholders do not ratify the appointment, the selection of other independent registered public accountants will be considered by the Board of Directors. If KPMG LLP shall decline to accept or become incapable of accepting its appointment, or if its appointment is otherwise discontinued, the Board of Directors will appoint other independent registered public accountants.

A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR this Proposal 2 to ratify the appointment of KPMG LLP as independent registered public accountants for fiscal year 2014.

Auditor Fees and Services

The following is a summary of the fees billed to the Company by KPMG LLP for professional services rendered for fiscal years 2013 and 2012:

Fee Category	Fiscal Year 2013 Fees ($)	Fiscal Year 2012 Fees ($)
Audit Fees (1)	813,845	848,070
Audit-Related Fees (2)	—	—
Tax Fees (3)	294,941	307,660

Total Fees	1,108,786	1,155,730

(1)	Audit Fees consist of fees billed for professional services rendered for the annual audit of the Company’s consolidated financial statements and internal control over financial reporting, for reviews of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, and for services provided in connection with certain statutory and regulatory filings.
(2)	Audit-Related Fees consist of fees billed for professional services rendered for audit-related services including consultations on proposed financial accounting and reporting related matters.
(3)	Tax Fees consist of fees billed for professional services relating to tax compliance and other tax advice.

The Audit Committee’s pre-approval policies and procedures provide for pre-approval of audit, audit-related, tax and other services. Unless a type of service to be provided by the independent registered public accountants has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels require specific pre-approval by the Audit Committee. The pre-approval fee levels for all services to be provided by the independent registered public accountants are established annually by the Audit Committee. The Audit Committee pre-approved all audit, audit-related and non-audit services described above rendered to the Company by KPMG LLP during fiscal years 2012 and 2013 and has pre-approved similar services to be rendered during fiscal year 2014. The Audit Committee believes the rendering of these services is not incompatible with the independent registered public accountants maintaining their independence.

ADVISORY VOTE RELATED TO EXECUTIVE COMPENSATION

(PROPOSAL 3)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. At our 2011 Annual Meeting of Stockholders, our stockholders were asked to vote on whether the “Say-on-Pay” advisory vote should be held annually, every two years or every three years. Our stockholders indicated a preference for holding such a vote on an annual basis. Our Board determined, as a result of such vote on the frequency of the advisory vote to approve our executive compensation, that we will hold a “Say-On-Pay” stockholder advisory vote to approve our executive compensation every year. The Company’s “Say-On-Pay” stockholder advisory vote received over 97% approval in the prior two years.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Executive Compensation—Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Nonetheless, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends that you vote FOR this Proposal 3 to ratify the compensation of the named executive officers.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who object to or wish to begin householding may notify us at (215) 873-2200 extension 32859 or Investor Relations, Destination Maternity Corporation, 456 North Fifth Street, Philadelphia, Pennsylvania 19123. We will send an individual copy of the proxy statement to any stockholder who revokes their consent to householding within 30 days of our receipt of such revocation.

Other Business

Management knows of no other matters that will be presented at the Annual Meeting. However, if any other matter properly comes before the meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

Annual Report

A copy of the Company’s Annual Report to Stockholders for fiscal year 2013 accompanies this proxy statement.

The Company will provide to each person solicited, without charge except for exhibits, upon request in writing, a copy of its Annual Report on Form 10-K, including the consolidated financial statements and financial statement schedule, as filed with the Securities and Exchange Commission for the year ended September 30, 2013. Requests should be directed to Destination Maternity Corporation, Attention: Chief Financial Officer, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

Stockholder Proposals

Stockholders may nominate director candidates and make proposals to be considered at the Annual Meeting of Stockholders to be held in 2015 (the “2015 Annual Meeting”). In order for a stockholder’s nomination of one or more candidates for election as directors at the 2015 Annual Meeting or any other proposal to be considered at the 2015 Annual Meeting, the notice described below must be received by us at the address set forth below, together with certain information specified in our By-laws, between October 24, 2014 and November 25, 2014. However, if the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting, notice must be received no earlier than the 90th day prior to the annual meeting and not later than, the later of, the 60th day prior to the annual meeting or the 15th day following the day on which public announcement of the date of the meeting is first made by the Company.

A stockholder who proposes to nominate an individual for election to the Board of Directors at the 2015 Annual Meeting must deliver a written notice to the Secretary of the Company which includes: (i) a complete description of the proposed nominees’ qualifications, experience and background, and any and all other information that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; (ii) a description of all relationships between the proposed nominee and such stockholder and any agreements or understandings between such stockholders and the proposed nominee regarding the nomination; (iii) a description of all relationships between the proposed nominee and any of the Company’s competitors, customers, suppliers, labor unions (if any) and any other persons with special interests regarding the Company; (iv) a statement signed by the proposed nominee in which he or she consents to being named in the proxy statement as a nominee and to serving as a director if elected.

In addition, a stockholder who either proposes to nominate an individual for election to the Board of Directors or intends to propose any other business that is a proper matter for stockholder action at the 2015 Annual Meeting must deliver a written notice to the Secretary of the Company which includes: (i) the name and address of the stockholder giving the notice, as it appears on the Company’s books, and the telephone number of such stockholder; (ii) the name, address and telephone number of the beneficial owner, if any, on whose behalf the nomination is being made; (iii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner and the time period for which such shares have been held; (iv) a representation that such stockholder and beneficial owner intend to appear in person or by proxy at the meeting; (v) a representation that such stockholder and such beneficial owner intend to continue to hold the reported shares through the date of the meeting, and (vi) with respect to any proper business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. If a recommendation is submitted by a group of two or more stockholders, the information regarding the recommending stockholders and beneficial owners, if any, must be submitted with respect to each stockholder in the group and any beneficial owners. The stockholder’s written notice should be sent to the attention of the Secretary, c/o Destination Maternity Corporation, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

In addition to being able to present proposals for consideration at the Annual Meeting, stockholders may also be able to have their proposals for any proper business (not including director nominations) included in our proxy statement and form of proxy for the 2015 Annual Meeting. In order to have any such stockholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to us at the address set forth below not later than August 15, 2014, and the stockholder must otherwise comply with applicable SEC requirements and our By-laws. If the stockholder complies with these requirements for inclusion of a proposal in our proxy statement and form of proxy, the stockholder need not comply with the notice requirements described in the preceding paragraph.

The form of proxy issued with our 2015 proxy statement will confer discretionary authority to vote for or against any proposal made by a stockholder at our 2015 Annual Meeting and which is not included in our proxy statement. However, such discretionary authority is not permitted to be exercised if the stockholder proponent has given notice to our Secretary of such proposal between October 24, 2014 and November 25, 2014 and certain other conditions provided for in the SEC’s rules have been satisfied.

A copy of the full text of the By-law provisions discussed above may be obtained by writing to our Secretary, and all notices and nominations referred to above must be sent to our Secretary, at the following address: Destination Maternity Corporation, Attention: Secretary, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

By Order of the Board of Directors

Edward M. Krell
Chief Executive Officer

Philadelphia, Pennsylvania

December 13, 2013

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

C/O BROADRIDGE ISSUER SOLUTIONS PO BOX 1342 BRENTWOOD, NY 11717

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M51118-P32194            KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.                             DETACH AND RETURN THIS PORTION ONLY

DESTINATION MATERNITY CORPORATION				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:				☐	☐	☐
1.	Election of Directors
	01)	Arnaud Ajdler	05) Edward M. Krell
	02)	Michael J. Blitzer	06) Melissa Payner-Gregor
	03)	Barry Erdos	07) William A. Schwartz, Jr.
	04)	Joseph A. Goldblum	08) B. Allen Weinstein
									For	Against	Abstain
The Board of Directors recommends you vote FOR proposals 2 and 3.
2.	Ratification of the appointment of KPMG LLP as independent registered public accountants.								☐	☐	☐
3.	Approval, by non-binding advisory vote, of executive compensation.								☐	☐	☐
NOTE: To transact such other business as may properly come before the meeting or any adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please have an authorized officer sign in full corporate or partnership name.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M51119-P32194

DESTINATION MATERNITY CORPORATION

Annual Meeting of Stockholders

January 24, 2014, 9:15 AM

This proxy is solicited by the Board of Directors

The stockholder signing this proxy, revoking all previous proxies, hereby appoints Edward M. Krell and Ronald J. Masciantonio, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated on the reverse side and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Stockholders of the Company to be held on January 24, 2014, and at any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE HEREOF, “FOR” RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2014, AND “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE STOCKHOLDER SIGNING THIS PROXY HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

Please sign and date your Proxy on the reverse side and return it promptly.

Continued and to be signed on reverse side